Execution Version
Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among

SVO, LLC
MAYFLOWER VEHICLE SYSTEMS, LLC
and
COMMERCIAL VEHICLE GROUP, INC.
Dated as of July 31, 2024

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1. Definitions. For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.	1
2. Purchase and Sale of Assets.	1
2.1 Purchased Assets. Except for the Excluded Assets, upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, all right, title and interest of Seller in and to all of the Purchased Assets, free and clear of all Liens. The term “Purchased Assets” means, other than the Excluded Assets, all of the assets of Seller, including the following:	1
2.2 Excluded Assets. Notwithstanding anything to the contrary herein, the Purchased Assets do not include the following (collectively, the “Excluded Assets”):	2
2.3 Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their terms, the Assumed Liabilities.	3
2.4 Exclusion of Liabilities. Seller shall pay, perform, discharge or otherwise satisfy in accordance with their terms, the Excluded Liabilities. Buyer shall not assume and shall have no obligations with respect to any Excluded Liabilities.	3
2.5 Purchase Price. Subject to the terms and conditions set forth herein, in consideration for Seller’s sale of the Purchased Assets to Buyer, Buyer shall:	3
2.6 Purchase Price Adjustments.	3
2.7    The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by exchange of the closing deliverables by the means provided in Section 10.13 as promptly as reasonably practicable on the first Business Day that is the first Business Day of a calendar month occurring after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Section 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by Seller and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Except as otherwise set forth specifically herein, for all purposes under this Agreement, the Closing shall be deemed to occur at, and be effective as of, 11:59 pm (Eastern Time) on the Closing Date.
5
2.8 Deliveries at the Closing.	5
2.9 Third Party Consents; Omitted Contracts.	8

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2.10    Withholding Rights. Buyer shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement or any ancillary agreements hereto, such amounts that may be required to be deducted and withheld with respect to the making of any such payment under the Code, or any Tax provisions of state, local or foreign Law. Upon determining that any such deduction or withholding may be required, Buyer shall promptly notify the Person whose payments Buyer determines are subject to withholding and use commercially reasonable efforts to give such Person the opportunity to provide forms or other certifications to reduce or eliminate such deduction or withholding. To the extent that such amounts are so withheld and paid over to the applicable Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.
8
3. Representations and Warranties of Seller Parties. As a material inducement to Buyer to enter into this Agreement, the Seller Parties hereby jointly and severally represent and warrant to Buyer as of the Agreement Date and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to another date (in which case as of such date):	8
3.1 Organization and Authority; Capacity.	9
3.2    Authorization. The execution, delivery and performance by each Seller Party of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which a Seller Party is a party has been duly and validly executed and delivered by such Seller Party. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which a Seller Party is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which such Seller Party is a party are the valid and legally binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) (collectively, “Debtor Relief Laws”).
9
3.3 Capitalization. The Owner owns all of the issued and outstanding Equity Interests of Seller. Except as set forth on Schedule 3.3, Seller does not own, directly or indirectly, (a) any Subsidiaries or (b) any Equity Interests in any other Person.	9
3.4 Noncontravention. Except as set forth on Schedule 3.4 and without giving effect to the provisions of Section 2.9, the execution, delivery and performance of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which a Seller Party is a party, the consummation by the Seller Parties of the transactions contemplated hereby or thereby, and compliance by each Seller Party with the provisions hereof or thereof will not:	9
3.5 Title to and Sufficiency of Assets.	10

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3.6 Broker Fees. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract to which Seller is a party or to which Seller is subject for which Seller or Buyer or their respective Affiliates could become obligated or incur as a Liability.	10
3.7 Financial Statements; Indebtedness.	10
3.8    No Undisclosed Liabilities. Seller has no material Liabilities (whether absolute or contingent, matured or unmatured, known or unknown) other than (a) Liabilities reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability related to any failure to perform, improper performance, warranty or other breach, default, violation, tort, infringement, claim or Proceeding), (c) executory obligations under Contracts to which Seller is a party or by which it is bound (but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing or that result from the consummation of the transactions contemplated hereby) and (d) the Transaction Expenses.
11
3.9 Absence of Certain Changes. Since December 31, 2023, Seller has conducted the Business in the ordinary course of business and there has occurred no fact, event, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9, since December 31, 2023, Seller has not:	12
3.10    Legal Compliance. Except as set forth on Schedule 3.10, Seller is, and for the past three (3) years has been, in compliance in all material respects with all Laws, Orders and Authorizations applicable to Seller, its assets, properties or operation of the Business, including (a) labor and employment Law, (b) Laws relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, (c) all applicable foreign Laws relating to the import or export of goods, technology, or services or trading embargoes or restrictions and (d) the Foreign Corrupt Practices Act of 1977. All Authorizations required for Seller to conduct the Business as currently conducted have been obtained, are valid and in full force and effect, and are set forth on Schedule 3.10. Seller (a) has not been charged with, and, to the Knowledge of Seller, is not under investigation with respect to, any actual or alleged violation of any Law, (b) is not a party to or bound by any Order and (c) has not failed to file any report required to be filed with any Governmental Authority.
13
3.11 Tax Matters. Except as set forth on Schedule 3.11:	13
3.12 Real Property.	16
3.13 Intellectual Property.	16
3.14 Contracts and Commitments.	19

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3.15    Product and Service Warranties. Except as set forth on Schedule 3.15 or as specifically reflected, reserved against (all such reserves being made in accordance with GAAP) or otherwise disclosed on the Latest Balance Sheet: (a) there are no warranties or guarantees that are written and express with respect to any product or good sold by Seller or the Business to its customers, and (b) there is no claim in respect thereof by any Person that is pending, or to the Knowledge of Seller, threatened for the replacement, repair or remedying of any goods or products manufactured, produced, leased or sold by Seller, any product design or defects, or any injury or damage to any Person or property arising from such service.
21
3.16 Insurance.	21
3.17    Litigation. Except as set forth on Schedule 3.17, there is no (a) outstanding Order, or material fine, citation, award or any other judgment of any kind whatsoever of any Governmental Authority against Seller or the Business, or any of Seller’s properties or assets, or (b) pending or, to Seller’s Knowledge, threatened material Proceeding of any kind or nature whatsoever against Seller, the Business, or any of Seller’s properties or assets. There are no material Proceedings pending or, to Seller’s Knowledge, threatened, against Seller or the Business which would give rise to any right of indemnification on the part of any officer, director, manager, member, employee or agent of Seller or heirs, executors or administrators thereof against Seller or any successors.
21
3.18 Employees and Independent Contractors.	21
3.19 Employee Benefits.	23
3.20 Customers and Vendors.	25
3.21    Related Party Transactions. Except for employment agreements with any employee of Seller set forth on Schedule 3.14.1(e) or as set forth on Schedule 3.21, no Seller, director, stockholder, manager, member, officer or employee of Seller or any Affiliate thereof, (a) is a party to any agreement, Contract, commitment or transaction with Seller or any of its managers, members, officers, employees or Affiliates, or has any interest in any property or assets used by Seller, or (b) is the direct or indirect owner of an interest in any Person that is a competitor, vendor, supplier or customer of Seller.
25

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3.22    Environmental. Except as set forth on Schedule 3.22, (a) Seller, the Business, and Seller Real Property (including the facilities and operations thereon) are and have been in compliance with all applicable Environmental Laws; (b) Seller and the Business possess all Authorizations issued pursuant to Environmental Laws that are required to conduct the Business of Seller as currently conducted, a list of which is set forth on Schedule 3.22, and are and have been in compliance with all such Authorizations; (c) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Material, or owned or operated any Real Property (and no such Real Property is contaminated by any such substance) so as to give rise to any current or future Environmental Claims or Environmental Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended, or any other Environmental Law; (d) there are no Proceedings pending or to Seller’s Knowledge threatened against Seller or the Business concerning any Environmental Claims or Environmental Liability or obligation arising under any Environmental Law, and no event has occurred that with the passage of time or in combination with other circumstances would result in any such Proceedings; (e) neither Seller nor the Business has received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that Seller or the Business is or may be in violation of, or has any liability under, any Environmental Law, including for any investigatory, remedial, corrective obligation or Remedial Action, relating to the Real Property, the subject of which is unresolved; (f) no Real Property is listed or to Seller’s Knowledge, proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental Laws; (g) neither Seller nor the Business has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; (h) no facts, events or conditions relating to the Real Property or any past facilities, properties or operations of Seller or the Business will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial corrective obligations or Remedial Action pursuant to Environmental Laws or give rise to any other liabilities pursuant to Environmental Laws, including any relating to on-site or off-site releases or threatened releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage; and (i) Seller has made available to Buyer all environmental audits, reports, and other material non-privileged environmental documents relating to the Real Property or Seller’s past properties, facilities or operations that are in its possession, custody or under its reasonable control.
25
3.23 Information Technology and Privacy Laws.	26

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3.24 No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE BUSINESS OR ANY OF SELLER’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.	28
4. Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the Agreement Date and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date):	28
4.1    Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, and it has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. Buyer is duly qualified and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect on Buyer.
28
4.2    Authorization of Transaction. Buyer has full power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and any other agreements, instruments, certificates and documents contemplated hereby to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party has been duly and validly executed and delivered by Buyer. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which Buyer is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party are the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by Debtor Relief Laws.
28
4.3    Noncontravention. Neither the execution and the delivery of this Agreement and any other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any Law to which Buyer is subject or any provision of its Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, Authorization, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien (other than Permitted Liens) upon any of its assets)
28

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4.4 Litigation. There is no (a) outstanding Order, or material fine, citation, award or any other judgment of any kind whatsoever of any Governmental Authority against Buyer, or (b) pending or, to Buyer’s knowledge, threatened Proceeding of any kind or nature whatsoever, in either case, that challenge or seek to prevent or otherwise delay the transactions contemplated by this Agreement.	29
4.5 Broker Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.	29
4.6 No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLER, THE OWNER OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.	29
5. Covenants of the Parties.	29
5.1 Further Assurances. Subject to the terms and conditions provided herein, at any time from and after the Closing, at the request of a Party hereto and without further consideration, each other Party shall promptly execute and deliver such further agreements, instruments, certificates and documents and perform such other actions as the requesting Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement and any agreements, instruments, certificates and documents contemplated hereby.	29
5.2 Access and Records.	29
5.3    Public Announcements. Except as compelled by judicial or administrative process or by other requirements of Law, each Party agrees not to issue nor permit the issuance of any reports, statements or releases, in each case relating to this Agreement or any other agreement, instrument, certificate or document contemplated hereby or the transactions contemplated hereby or thereby, without the prior written consent of the other Parties, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, if any such report, statement or release is required to be disclosed by a Seller Party pursuant to the rules and regulation of any securities exchange or by the U.S. Securities and Exchange Commission, the Seller Parties shall be permitted to disclose such report, statement or release provided that the Seller Parties use their reasonable best efforts to consult with Buyer and give Buyer an opportunity to review and comment on any such report, statement or release prior to its disclosure.
30
5.4 Employment Matters.	30
5.5 Confidentiality.	31
5.6 Non-Competition; Non-Solicitation.	32
5.7 Mutual Release.	33

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1.1    Wrong Pockets. If after the Closing Date any Party receives any funds properly belonging to another Party in accordance with the terms of this Agreement, the receiving Party will promptly advise the other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party. The Parties further acknowledge and agree that certain assets of Seller used in the Business (excluding the Excluded Assets) may be inadvertently legally owned by or titled to the Owner or an Affiliate of a Seller Party (the “Other Business Assets”). If following the Closing, the Parties determine that Other Business Assets were not transferred to Buyer, the Parties agree to cooperate to transfer such Other Business Assets to Buyer as promptly as practicable without the payment of any further consideration.
34
5.7 Tax Assistance. Following the Closing, the Seller Parties, on the one hand, and Buyer, on the other hand, will provide each other with (and will cause their respective Affiliates to provide) such assistance as may reasonably be requested in connection with the preparation of any Tax Return or any Tax Proceeding.	34
5.8 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any Uniform Commercial Code or similar corporate (non-Tax) bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. It is understood that any Liabilities arising out of or relating to the failure of Seller Parties to comply with the requirements and provisions of any such Laws which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities, as will any Successor Taxes.	34
5.9 Transfer Taxes. All Transfer Taxes shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller Parties when due. Seller Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto as necessary).	35
5.10 Seller Existence. Following the consummation of the transactions contemplated by this Agreement, and during any period for which the TSA remains in effect, Seller shall remain a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with full limited liability company power and authority to perform its obligations hereunder.	35
5.11 Receivables. If Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other Purchased Asset, Seller or such Affiliate shall remit such funds to Buyer within twenty (20) Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receive or collect any funds relating to any Excluded Asset, Buyer or such Affiliate shall remit any such funds to Seller within twenty (20) Business Days after its receipt thereof.	35

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5.12    Exclusivity. From the Agreement Date to the Closing or earlier termination of this Agreement, Seller and the Owner will and each such Party will cause its Affiliates to and will each use its respective reasonable best efforts to cause its and their respective Representatives to (a) immediately cease any existing discussions or negotiations with any person other than Buyer conducted prior to the Agreement Date with respect to an Alternative Transaction, (b) not, directly or indirectly, take any action to solicit, initiate, encourage (including by way of furnishing information) or assist the submission of any proposal, negotiation or offer from, or engage in negotiations or discussions with, any Person (other than Buyer), or engage in any similar actions, relating in any way to an Alternative Transaction and (c) notify Buyer promptly (within three (3) Business Days) if it receives any bona fide written proposals or offers from any third parties in regard to an Alternative Transaction.
35
5.13 Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the consummation of the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, Consents and approvals from third parties.	35
5.14 Conduct of the Business. From the Agreement Date to the Closing or the earlier termination of this Agreement:	35
5.15    Litigation Support. From and after the Closing, each Party shall reasonably cooperate with the other Parties and their Affiliates and their respective Representatives in the defense or settlement or investigation of any actual or potential Liabilities or Proceedings involving Seller or the Business, including by providing such Party’s legal counsel access to current employees, contractors, records, documents, data, equipment, facilities, products and other information as such Party may reasonably request, to the extent maintained or under the possession or control of the other Parties or their respective Affiliates; provided that each Party may restrict the foregoing access or the provision of such information to the extent that (a) Law requires the Party or any of their respective Affiliates, as applicable, to restrict or prohibit such access or the provision of such information or (b) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney–client or other applicable privilege or protection (provided, that the Parties and their respective Affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).
36

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5.16    Schedule Updates. From the Agreement Date to the earlier of the Closing or the termination of this Agreement, the Seller Parties shall promptly disclose to Buyer in writing any information contained in the representations and warranties or the disclosure schedules which, because of an event occurring after the date of this Agreement, is incomplete or no longer correct as of all times after the Agreement Date. Any such disclosure shall not be deemed to prevent or cure any misrepresentation, breach of a warranty and/or breach of a covenant, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, that notwithstanding anything to the contrary in this Agreement, if Buyer has the right to, but does not elect to, terminate this Agreement due to such matter, then Buyer shall be deemed to have irrevocably waived their rights to indemnification under Section 8 with respect to such matter.
36
5.17 Payment of Outstanding Indebtedness. With respect to any outstanding Indebtedness (other than Payoff Indebtedness) of the Business or Seller, Seller Parties shall pay off such Indebtedness within one hundred twenty (120) days of the Closing Date.	37
6. Conditions to Closing.	37
6.1 Seller and the Owner Obligation to Close. The obligations of Seller and the Owner to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller (if permitted by Law) at or prior to the Closing of each of the following conditions:	37
6.2 Buyer Obligation to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer (if permitted by Law) at or prior to the Closing of each of the following conditions:	37
6.3 Mutual Closing Conditions. The obligations of Buyer, on the one hand, and Seller and the Owner, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following condition:	38
6.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.	38
7. Termination.	38
7.1 Termination Events. This Agreement may be terminated at any time prior to the Closing:	38
7.2    Effect of Termination. Termination of this Agreement pursuant to Section 7.1 shall terminate all obligations of the Parties and their Representatives, except for the obligations under Section 5.3, this Section 7.2, and Section 10 (excluding Section 10.15, which shall terminate), the Confidentiality Agreement and any defined terms contained in the foregoing; provided, however, that termination pursuant to Section 7.1 shall not relieve a breaching Party (whether or not the terminating Party) from any Liability to any other Party resulting from Fraud or any Willful Breach under this Agreement, unless, with respect to a termination pursuant to Section 7.1.6, the Parties have expressly waived such defaulting or breaching Party from any liability resulting from any such default or breach under this Agreement.
39
8. Indemnification.	39

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8.1 Seller Parties’ Indemnification. From and after the Closing, Seller Parties shall, jointly and severally, defend, indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective successors and assigns, directors, officers, managers, members, partners, equityholders, employees, agents and representatives (collectively, the “Buyer Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:	39
8.2 Buyer’s Indemnification. From and after the Closing, Buyer shall defend, indemnify and hold harmless the Seller Parties, their Affiliates and respective successors and assigns and directors, officers, managers, members, partners, equityholders, employees, agents and representatives (collectively, the “Seller Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:	40
8.3 Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Buyer Group or Seller Group, as the case may be (in either case, referred to as, the “Indemnitee”), is or may reasonably be entitled to indemnification from Seller Parties under Section 8.1, or from Buyer under Section 8.2, as the case may be (in either case, referred to as, the “Indemnitor”):	40
8.4    Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder until the close of business on the day that is 15 months from the Closing Date (or if such date is not a Business Day, on the next Business Day after such date); provided, that the Fundamental Representations and the covenants and agreements of the Parties to be performed after the Closing Date shall survive (a) until the longer of (i) five (5) years from the Closing Date or (ii) the expiration of the longest applicable statute of limitations related to the subject matter thereof (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days or (b) for the survival period explicitly specified therein. Any claims for Losses arising out of, or caused by or relating to any matter based on Fraud by any Seller Party, shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the nonbreaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
41
8.5 Amount of Losses.	42
8.6 Avoiding Circular Recoveries. To avoid circular recoveries, no action, suit, claim or demand shall be made pursuant to Section 8.2.3 with respect to Losses arising from or relating to an action, suit, claim or demand based on an actual breach or inaccuracy by a Seller Party of a representation or warranty of a Seller Party set forth in Section 3.	42
8.7 Exclusive Remedy.	43

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8.8    Insurance Coverage. In determining the amount of Losses in respect of a claim under this Section 8, there shall be deducted an amount equal to the amount of any payments made by third-parties, including any third-party insurance proceeds, actually received (net of direct collection expenses) by an Indemnitee making such claim with respect to such Losses less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Losses. The Indemnitee shall use its commercially reasonable efforts (which efforts, for the avoidance of doubt, shall not include an obligation to initiate or maintain a Proceeding) to recover any Losses under third-party agreements including any insurance policies; provided that the foregoing shall not require an Indemnitee to proceed or seek action or recovery from any such third-party before or as a condition to seeking or recovering indemnification from any Indemnitor hereunder.
43
8.9 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the final Purchase Price, unless otherwise required by Law.	43
8.10    Preservation of Business Goodwill. Notwithstanding any legal rights (contractual or otherwise) that Seller may have against a present or former customer or vendor of the Business, without providing advance written notice to Buyer (which shall include detailed disclosure of the proposed claim or request), neither Seller nor any Seller Party shall initiate (or permit a Person other than a member of the Buyer Group to initiate) a claim against such customer or vendor seeking reimbursement for, or to mitigate, a Loss that would otherwise be indemnifiable by a Seller Party under this Agreement; provided that (i) Buyer shall keep confidential any information included in the written notice (including the fact that Seller or another Seller Party may initiate a claim), (ii) Buyer shall not contact any such present or former customer or vendor of the Business regarding the claim and (iii) Seller shall not be required to provide any such advance written notice if doing so would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege.
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8.11 Rights to Set-Off. In addition to all other rights and remedies that Buyer and the Buyer Group may have under this Agreement, Buyer and the Buyer Group shall have the right to set-off against any amounts owed to any Seller Party pursuant to this Agreement or the TSA any sums for which it is finally determined that (i) any of the Buyer Group is entitled to indemnification under this Section 8, subject to the limitations set forth in this Section 8 or (ii) Buyer is entitled to under Section 2.6.5.	44
9. Tax Matters.	44

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9.1    Allocation of Purchase Price. The Purchase Price (which solely for Tax purposes shall include the liabilities of Seller that are assumed or deemed to be assumed by Buyer and as otherwise determined for Tax purposes) shall be allocated among the Purchased Assets (“Tax Allocation Statement”). The Tax Allocation Statement is intended to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer shall deliver the Tax Allocation Statement to Seller within a commercially reasonable time following the final determination of the Purchase Price pursuant to Section 2.6. Seller shall notify Buyer of any objections to the Tax Allocation Statement within thirty (30) days after receiving the Tax Allocation Statement. If Seller does not notify Buyer of any objections to the Tax Allocation Statement, within that thirty (30) day period, the Tax Allocation Statement shall be deemed final. If Seller notifies Buyer of an objection to the Tax Allocation Statement by the end of the thirty (30) day period, and Buyer and Seller are unable to resolve their differences within fifteen (15) days thereafter (“Dispute Resolution Period”), then the disputed items on the Tax Allocation Statement (the “Disputed Items”) shall be submitted to the Independent Accountant within five (5) days after the end of the Dispute Resolution Period for resolution with the costs paid 50% by Seller and 50% by Buyer, and the Independent Accountant shall be instructed to deliver a finalized Tax Allocation Statement addressing the Disputed Items as soon as possible. The Independent Accountant will act as an expert (and not an arbitrator) for all purposes of this Agreement and shall have no authority to receive oral testimony, conduct a hearing or conduct any independent investigations. The Independent Accountant shall be bound in all respects and for all purposes by the definitions hereof and shall be limited to determining whether the Disputed Items were determined in accordance with the terms and conditions of this Agreement. The Independent Accountant is not to make any other determination, including with respect to (i) the accuracy of the representations and warranties of any party to this Agreement, or (ii) compliance with any party of its covenants, agreements or obligations herein. Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Tax Allocation Statement as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price (as determined for Tax purposes). None of Buyer, Seller or any of their Affiliates shall take any position (whether in audits, Tax Returns, Tax Proceedings or otherwise) that is inconsistent with the information set forth on the Tax Allocation Statement, unless required to do so by Law. In the event any adjustment is required to be made to the Tax Allocation Statement as a result of an adjustment to the Purchase Price (as determined for Tax purposes) pursuant to this Agreement, Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Tax Allocation Statement reflecting such adjustment. In the event a revised Tax Allocation Statement is required to be prepared, it shall be subject to review and resolution of timely raised disputes in the same manner as the initial Tax Allocation Statement. Notwithstanding anything in this Section 9.1 to the contrary, no Party shall have any obligation to notify any other Party in the event that a Taxing Authority disputes the Tax Allocation Statement (or any part thereof), and each of Buyer, Seller and their respective Affiliates shall be free to manage the conduct of any such dispute or related Tax Proceeding involving its own Taxes, including any compromise or settlement thereof, as it deems appropriate in its sole discretion.
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9.2 Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.	45
10. Additional Terms and Provisions.	45
10.1 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be, and the members of the Buyer Group and the Seller Group, each of which shall be express third-party beneficiaries hereof.	45
10.2    Entire Agreement. This Agreement and the other certificates, instruments, agreements and documents referenced herein (including the schedules and the exhibits), constitute the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede any prior understandings or agreements by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including that certain Process Letter, dated as of May 2, 2024, between Mack Trucks, Inc. and the Owner). As among the Parties hereto, in the event of any inconsistency between the statements in the body of this Agreement and the other certificates, instruments, agreements and documents referenced herein (including the schedules and the exhibits) (other than any exception expressly set forth as such in the Schedules hereto), the statements in the body of this Agreement will control.
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10.3    Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties (with Seller permitted to act on behalf of all Seller Parties), and any assignment in contravention of the foregoing shall be null and void; provided, however, Buyer may assign this Agreement and its rights and obligations under this Agreement, in whole or in part, without consent, to any of its Subsidiaries or Affiliates or any Person that acquires all or substantially all of the equity or assets of Buyer; provided that any such assignment shall not relieve Buyer from its obligations hereunder. Further, Buyer may assign any of their respective rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to Buyer or its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder.
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10.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by electronic mail or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.4):	45
10.5 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.	46

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10.6    Jurisdiction and Process. ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
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10.7    Waiver of a Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
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10.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. By an instrument in writing, Buyer, on the one hand, or Seller and the Owner, on the other hand, may waive compliance by the other with any term or provision hereof that such Party was or is obligated to comply with or perform. A Party’s waiver does not waive any other earlier, concurrent, or later breach or compliance.	47
10.9    Severability; No Waiver. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
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10.10 Expenses. Unless this Agreement expressly provides otherwise, each Party shall bear any expenses it incurs in connection with the negotiation and consummation of the transactions contemplated by this Agreement.	47

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10.11    Full Understanding. Each of the Parties hereby acknowledges and confirms that each such Party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. The Parties negotiated this Agreement at arm’s length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the Parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a Party because that Party (or any of its Representatives) drafted any part of this Agreement.
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10.12    Construction. In construing this Agreement, including the exhibits and schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, schedules and exhibits refer to the Articles, Sections, schedules and exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) unless the context otherwise requires, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistently applied; (e) no consideration shall be given to the headings of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any schedule or exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; (j) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (k) use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise; (l) the phrase “made available” means made available to Buyer without restrictions on access by posting to the virtual data room established in connection with the transactions contemplated by this Agreement prior to 5:00 pm (Eastern Time) on the Business Day immediately prior to the Agreement Date, and (m) whenever the words “ordinary course” or “ordinary course of business” are used in this Agreement they shall be deemed to be followed by the words “consistent with past practice”.
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10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.	48

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10.14    Non-Recourse. Except with respect to the named Parties to this Agreement, no past, present or future incorporator, organizer, manager, member, partner, stockholder, director, officer, employee, representative, agent, Affiliate or attorney of any Party shall have any Liability for any obligations or liabilities of the Parties under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by, any incorporator, organizer, manager, member, partner, stockholder, director, officer, employee, representative, agent, Affiliate or attorney of any Party, and each such Person shall be a third-party beneficiary as described in Section 10.1.
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10.15    Specific Performance. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the nonbreaching Party may be without an adequate remedy at Law. The Parties agree, therefore, that in the event any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the nonbreaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief (without any requirement to post bond). Each Party agrees that it will not assert that a remedy of specific performance is unenforceable or invalid or otherwise oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.
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10.16    Attorney-Client Privilege. The Parties acknowledge and agree that all communications prior to the Closing between Seller and the Owner, on the one hand, and Dykema Gossett PLLC or the legal staff of Seller or the Owner, on the other hand, regarding the evaluation, analysis or negotiation of this Agreement shall remain the sole property of Seller (the “Transaction Related Communications and Documents”), and Seller shall hold attorney-client privilege with respect to all such communications. Buyer shall be entitled to possession of all documents, books, records, agreements and financial data of any sort that are part of the Purchased Assets; provided, however, in no event shall Buyer be provided access to or possession of the Transaction Related Communications and Documents without the prior written consent of Seller, unless Seller is determined to have waived such attorney-client privilege by a court of competent jurisdiction. Within five (5) days following the Closing Date, the Seller Parties shall delete the Transaction Related Communications and Documents from the servers and storage devices and other Books and Records that comprise Purchased Assets.
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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 31, 2024 (the “Agreement Date”), is entered into by and among SVO, LLC, a Delaware limited liability company (“Buyer”), Mayflower Vehicle Systems, LLC, a Delaware limited liability company (“Seller”), and Commercial Vehicle Group, Inc., a Delaware corporation and the sole equityholder of Seller (the “Owner”). Seller and the Owner are referred to collectively herein as the “Seller Parties” and each as a “Seller Party.” Buyer and the Seller Parties are referred to collectively herein as the “Parties” and each as a “Party.”
BACKGROUND
WHEREAS, Seller desires to sell and Buyer desires to purchase substantially all of the assets of Seller at the price and on the terms as set forth in this Agreement; and
WHEREAS, as a material inducement to Buyer to enter into this Agreement, the Owner has agreed to become party to this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1.Definitions. For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.
2.Purchase and Sale of Assets.
2.1Purchased Assets. Except for the Excluded Assets, upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, convey, transfer, assign and deliver to Buyer, all right, title and interest of Seller in and to all of the Purchased Assets, free and clear of all Liens. The term “Purchased Assets” means, other than the Excluded Assets, all of the assets of Seller, including the following:
2.1.1all of the Tangible Assets of Seller or the Business, including the Tangible Assets set forth on Schedule 2.1.1;
2.1.2all Inventory, any prepaid deposits for such Inventory, and any and all rights to the warranties received from suppliers with respect to such Inventory;
2.1.3the Owned Real Property;
2.1.4to the extent transferable, all Authorizations which are held by Seller for the conduct of the Business or for the ownership or use of the Purchased Assets;
2.1.5all of Seller’s rights in, to and under the Assigned Contracts, including Seller’s right to all (a) security deposits, prepaid expenses and other amounts related to the Assigned Contracts and (b) claims, credits, causes of action or rights of set-off related to the Assigned Contracts;
2.1.6to the extent transferable in accordance with Law, all Books and Records;

2.1.7all Owned Seller IP and Inbound Licenses including the items set forth on Schedule 2.1.7;
2.1.8all of Seller’s rights, claims, credits, causes of action or rights of set-off in respect of (a) claims against third parties or (b) warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller, in each case, arising from or related to the Purchased Assets; and
2.1.9all of Seller’s goodwill.
2.2Excluded Assets. Notwithstanding anything to the contrary herein, the Purchased Assets do not include the following (collectively, the “Excluded Assets”):
2.2.1all of Seller’s rights in, to and under all Contracts that are not Assigned Contracts, including (a) any Contract to which Seller is a party that does not pertain to the Business or the Purchased Assets, (b) each employment agreement (oral or written) between Seller and its employees, (c) subject to Section 2.9, any Contract required to be listed on Schedule 3.14.1 that is not included on Schedule 3.14.1 (each, an “Omitted Contract”), and (d) each Contract listed on Schedule 2.2.1 (collectively, the “Excluded Contracts”);
2.2.2the corporate seals, organizational documents, minute books, income Tax Returns and originals (but not copies) of other Tax Returns and financial books of account, and other records having to do with the corporate organization of Seller;
2.2.3any Seller Employee Benefit Plan;
2.2.4the Authorizations of Seller which cannot be transferred to Buyer or which are otherwise not necessary for the conduct of the Business or for the ownership or use of the Purchased Assets;
2.2.5the insurance policies of Seller and all rights, benefits or recoveries under such insurance policies;
2.2.6all of Seller’s rights, claims, credits, causes of action or rights of set-off in respect of (a) claims against third parties or (b) warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller, in each case, arising from or related to the Excluded Assets or the Excluded Liabilities;
2.2.7all bank and other depository accounts held by Seller;
2.2.8all Cash and other Current Assets of Seller, other than the Inventory;
2.2.9all refunds, rebates and credits of Taxes, Tax losses, loss and credit carry forwards, and other Tax attributes of Seller (other than with respect to any Taxes paid by Buyer);
2.2.10the Transaction Related Communications and Documents;
2.2.11 all intercompany balances or amounts owed to Seller from an Affiliate of Seller; and

2.2.12the assets set forth on Schedule 2.2.12.
2.3Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their terms, the Assumed Liabilities.
2.4Exclusion of Liabilities. Seller shall pay, perform, discharge or otherwise satisfy in accordance with their terms, the Excluded Liabilities. Buyer shall not assume and shall have no obligations with respect to any Excluded Liabilities.
2.5Purchase Price. Subject to the terms and conditions set forth herein, in consideration for Seller’s sale of the Purchased Assets to Buyer, Buyer shall:
2.5.1at the Closing, pay the Closing Payment, as adjusted pursuant to Section 2.6.1, to Seller by wire transfer of immediately available funds to the bank account designated in writing in the Flow of Funds Statement;
2.5.2at the Closing, pay, on behalf of Seller, the aggregate amount of the Transaction Expenses payable to the third-party service providers evidenced by invoices delivered to Buyer pursuant to Section 2.8.1(k), by wire transfer of immediately available funds in the amounts and to the bank accounts designated in writing in the Flow of Funds Statement; and
2.5.3at the Closing, pay, on behalf of Seller, the aggregate amount of the Payoff Indebtedness by wire transfer of immediately available funds to the holders of the Payoff Indebtedness evidenced by payoff letters delivered to Buyer pursuant to Section 2.8.1(l), in the amounts and to the bank accounts designated in writing in the Flow of Funds Statement.
The aggregate amount contemplated to be paid or delivered by the preceding Sections 2.5.1 – 2.5.3, inclusive, subject to the provisions of Section 2.6, shall collectively be referred to herein as the “Purchase Price”.
2.6Purchase Price Adjustments.
2.6.1Within three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the “Estimated Inventory Statement”) duly executed by an officer of Seller, that contains a good faith and reasonable best estimate of the Inventory Value (the “Estimated Inventory Value”). The Estimated Inventory Statement and the Estimated Inventory Value shall be prepared in a manner consistent with Schedule 2.6.1. If the Estimated Inventory Value is less than the Target Inventory Value, then the Closing Payment payable to Seller at the Closing pursuant to Section 2.5.1 shall be decreased by such shortfall amount. If the Estimated Inventory Value is greater than the Target Inventory Value, then the Closing Payment payable to Seller at the Closing pursuant to Section 2.5.1 shall be increased by such surplus amount.
2.6.2Within sixty (60) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller (a) a statement (the “Closing Inventory Statement”) setting forth Buyer’s calculation of the Inventory Value and the Adjustment Calculation and (b) work papers and backup data (in each case if applicable) reasonably sufficient to allow for the verification of information set forth in the Closing Inventory Statement. The Closing Inventory Statement, the Inventory Value, and the Adjustment Calculation as determined by Buyer shall be prepared in a manner consistent with Schedule 2.6.1.

2.6.3On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Closing Inventory Statement, the Inventory Value, and the Adjustment Calculation as determined by Buyer and work papers and backup data (in each case if applicable) reasonably sufficient to allow for the verification of information set forth in the Closing Inventory Statement, Seller may give Buyer a written notice stating in reasonable detail any and all of Seller’s non-duplicative objections (an “Objection Notice”) to the Closing Inventory Statement or the determination of the Inventory Value or the Adjustment Calculation as determined by Buyer, including the amount, nature and basis of each objection (and necessary supporting documentation). Any determination set forth on the Closing Inventory Statement to which Seller does not specifically object in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. The failure by Seller to deliver an Objection Notice within such thirty (30) day period shall constitute Seller’s acceptance of all of the items set forth in the Closing Inventory Statement (including the Inventory Value and the Adjustment Calculation), which shall be final and binding on the Parties for all purposes of this Agreement.
2.6.4Following Buyer’s receipt of any Objection Notice, Seller and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that Seller and Buyer fail to agree on any of Seller’s proposed adjustments set forth in the Objection Notice, within thirty (30) days after Buyer receives the Objection Notice, Seller and Buyer agree that an Independent Accountant, who shall serve as an expert and not as an arbitrator, shall make the final, binding determination, absent Fraud or manifest error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by Seller and Buyer (the “Adjustment Calculation Disputed Items”). Buyer, on the one hand, and Seller, on the other hand, each shall provide the Independent Accountant with their respective determinations of the Adjustment Calculation Disputed Items. The Independent Accountant shall make its determination of the Adjustment Calculation Disputed Items and the resultant Final Inventory Value and Final Adjustment Calculation, which determination shall be final and binding on the Seller Parties and Buyer. The determination of any of the Adjustment Calculation Disputed Items by the Independent Accountant shall be within, and limited by, the range comprised of the respective determination of each of Buyer’s and Seller’s calculation with respect to such Adjustment Calculation Disputed Items. The determination of the Adjustment Calculation Disputed Items by the Independent Accountant shall be based on whether such Adjustment Calculation Disputed Items have been calculated in accordance with the standards set forth in this Section 2.6 (and related definitions and schedules), and the Independent Accountant is not to make any other determination. Buyer and Seller shall promptly furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the Adjustment Calculation Disputed Items as the Independent Accountant may reasonably request and that are available to Buyer or Seller (collectively, the “Requested Information”). The Independent Accountant shall make its determination based solely on presentations and supporting material provided by Buyer and Seller and the Requested Information, and not pursuant to any independent review. Seller and Buyer shall instruct the Independent Accountant to provide its determination in writing to each of them within sixty (60) days after the matter is referred to the Independent Accountant. The fees, costs and expenses of the Independent Accountant shall be paid pro rata by Buyer, on the one hand, and Seller, on the other hand, in relation to the proportional difference between the Independent Accountant’s determination of the Final Adjustment Calculation and Buyer’s and Seller’s respective determination of the Adjustment Calculation. Any of the Parties may require that the Independent Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accountant under this Section 2.6. As used herein, “Final Inventory Value” means the Inventory Value as ultimately determined in accordance with Section 2.6.3 or this Section 2.6.4, as applicable.

2.6.5Final Adjustment Calculation.
(a)The Final Adjustment Calculation shall be calculated as the Final Inventory Value minus the Estimated Inventory Value.
(b)If the Final Adjustment Calculation is a negative number after final determination pursuant to this Section 2.6, then Seller shall pay to Buyer an amount equal to the absolute value of such Final Adjustment Calculation by wire transfer of immediately available funds to an account designated in writing by Buyer.
(c)If the Final Adjustment Calculation is a positive number after final determination pursuant to this Section 2.6, then Buyer shall pay to Seller an amount equal to such Final Adjustment Calculation by wire transfer of immediately available funds to an account designated in writing by Seller.
(d)Any amount due under this Section 2.6.5 shall be set off or paid within ten (10) Business Days after the date of final determination pursuant to this Section 2.6. The Purchase Price shall be deemed to be increased or decreased, as applicable, by the Final Adjustment Calculation, as determined in accordance with this Section 2.6.
2.7The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by exchange of the closing deliverables by the means provided in Section 10.13 as promptly as reasonably practicable on the first Business Day that is the first Business Day of a calendar month occurring after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Section 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by Seller and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Except as otherwise set forth specifically herein, for all purposes under this Agreement, the Closing shall be deemed to occur at, and be effective as of, 11:59 pm (Eastern Time) on the Closing Date.
2.8Deliveries at the Closing.
2.8.1Closing Deliveries by Seller. At the Closing (or such earlier date if specified below), Seller shall deliver, or caused to be delivered, the following items to Buyer:
(a)a Bill of Sale in substantially the form attached to this Agreement as Exhibit B (the “Bill of Sale”), duly executed by Seller;
(b)an Assignment and Assumption Agreement in substantially the form attached to this Agreement as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;
(c)assignments of the Owned Seller IP and Inbound Licenses (other than Inbound Licenses to be assigned via an Assignment and Assumption Agreement) in substantially the form attached to this Agreement as Exhibit D (the “IP Assignments”), duly executed by Seller;
(d)access credentials for any and all Seller IP (to the extent applicable);

(e)a lease assignment agreement in a form reasonably acceptable to Buyer (the “Lease Assignments”) for each Leased Real Property, duly executed by Seller and, as necessary, the lessor of the relevant lease;
(f)a transition services agreement in a form reasonably acceptable to Buyer and the Seller Parties (the “TSA”), duly executed by Seller Parties;
(g)general warranty deed(s) in form(s) reasonably acceptable to Buyer, duly executed by Seller with respect to all Owned Real Property;
(h)a property survey, an owner’s affidavit, authority documents and such other documents, in a form reasonably satisfactory to Buyer, and duly executed by Seller or the Owner, as applicable, as are required by the Title Company which is to issue Buyer a title policy (the “Title Policy”) with respect to the Owned Real Property containing exceptions only for the Permitted Liens;
(i)instruments or other documents evidencing the transfer of title of the Purchased Assets set forth on Schedule 2.8.1(i) , in a form reasonably satisfactory to Buyer, duly executed by Seller;
(j)the keys, combinations and codes to all locks and security devices to the Seller Real Property;
(k)correct and complete invoices or releases reflecting all Transaction Expenses;
(l)for Payoff Indebtedness of Seller unpaid prior to the Closing, payoff letters or similar releases in forms reasonably satisfactory to Buyer, which shall include the amounts required in order to pay in full all such Payoff Indebtedness outstanding as of the Closing and to terminate all Liens (other than Permitted Liens) in favor of the holder of such Payoff Indebtedness;
(m)evidence that the notices to and Consents of, as applicable, the Governmental Authorities and the other Persons set forth on Schedule 2.8.1(m) shall have been delivered, received or obtained, as applicable;
(n)a certificate of an authorized officer of Seller dated as of the Closing Date in a form reasonably satisfactory to Buyer (i) attaching (A) the certificate of formation (together with any and all amendments thereto) of Seller, certified by the Secretary of State of the State of Delaware, (B) the other Organizational Documents of Seller (together with any and all amendments thereto), and (C) resolutions of Owner’s and Seller’s board of directors (or equivalent governing authority) approving this Agreement and the transactions contemplated by this Agreement, and (ii) certifying that (A) no amendments have been made to the Organizational Documents except as provided in such attachments and (B) the aforementioned resolutions are correct and complete and have not been modified or rescinded since the date of adoption;
(o)a certificate of an authorized officer of the Owner dated as of the Closing Date in a form reasonably satisfactory to Buyer (i) attaching resolutions of the Owner’s board of directors approving this Agreement and the transactions contemplated by this Agreement and (ii) certifying that the aforementioned resolutions are correct and complete and have not been modified or rescinded since the date of adoption;

(p)a good standing certificate (or its equivalent) for Seller from the Secretary of State of the State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing Date;
(q)an affidavit from Owner in the form provided pursuant to the Treasury Regulations promulgated under Section 1445 of the Code that Owner is not a “foreign person” as such term is defined in Section 1445 of the Code and in a form reasonably satisfactory to Buyer;
(r)a certificate duly executed by an authorized officer of Seller and Owner, dated as of the Closing Date, given by him or her on behalf of Seller and Owner and not in his or her individual capacity, stating that the conditions specified in Section 6.2.1, Section 6.2.2 and Section 6.2.4 have been satisfied;
(s)a letter agreement in a form reasonably acceptable to Buyer and the Seller Parties that provides for the servicing by Buyer of Warranty Claims from Buyer (or its Affiliates) with Seller Parties reimbursing Buyer (or its Affiliates) for the actual costs associated with such servicing (the “Letter Agreement”);
(t)a statement in a form reasonably satisfactory to Buyer, duly executed by an authorized officer of Seller and Owner, setting forth (i) the calculation of the Closing Payment and all amounts associated therewith and (ii) the wiring instructions and amounts to be paid to each Person who is to receive a cash payment pursuant to Section 2.5 (the “Flow of Funds Statement”).
2.8.2Closing Deliveries of Buyer. At the Closing (or such earlier date if specified below), Buyer shall deliver the following items to Seller or on behalf of Seller:
(a)the payments required by Section 2.5;
(b)the Bill of Sale, duly executed by Buyer;
(c)the Assignment and Assumption Agreement, duly executed by Buyer;
(d)the IP Assignments, duly executed by Buyer;
(e)the Lease Assignments, duly executed by Buyer;
(f)the TSA, duly executed by Buyer.
(g)the Letter Agreement, duly executed by Buyer.
(h)a certificate of an authorized officer of Buyer dated as of the Closing Date in a form reasonably satisfactory to Seller (i) attaching (A) the certificate of formation (together with any and all amendments thereto) of Buyer, certified by the Secretary of State of the State of Delaware, (B) the other Organizational Documents of Buyer (together with any and all amendments thereto), and (C) resolutions of Buyer’s sole member (or equivalent governing authority) approving this Agreement and the transactions contemplated by this Agreement, and (ii) certifying that (A) no amendments have been made to the Organizational Documents except as provided in such attachments and (B) the aforementioned resolutions are correct and complete and have not been modified or rescinded since the date of adoption;

(i)a good standing certificate (or its equivalent) for Buyer from the Secretary of State of the State of Delaware, dated as of a date not earlier than five Business Days prior to the Closing Date; and
(j)a certificate duly executed by an authorized officer of Buyer, dated as of the Closing Date, given by him or her on behalf of Buyer and not in his or her individual capacity, stating that the conditions specified in Section 6.1.1 and Section 6.1.2 have been satisfied.
2.9Third Party Consents; Omitted Contracts.
2.9.1To the extent that Seller’s rights under any Contract or Authorization constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its own expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
2.9.2After the Closing, Seller shall promptly give notice to Buyer upon becoming aware of any Omitted Contract. If Buyer becomes aware of any Omitted Contract, Buyer shall have the right, exercisable in its sole discretion, to elect to treat such Omitted Contract as (and such Omitted Contract shall be deemed) an Assigned Contract or an Excluded Contract for all purposes hereunder; provided, that, if Buyer elects to treat such Omitted Contract as an Assigned Contract, Buyer shall further elect to treat such Contract as (and such Omitted Contract shall be deemed) an Assigned Contract for all purposes hereunder effective retroactively to the Closing.
2.10Withholding Rights. Buyer shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement or any ancillary agreements hereto, such amounts that may be required to be deducted and withheld with respect to the making of any such payment under the Code, or any Tax provisions of state, local or foreign Law. Upon determining that any such deduction or withholding may be required, Buyer shall promptly notify the Person whose payments Buyer determines are subject to withholding and use commercially reasonable efforts to give such Person the opportunity to provide forms or other certifications to reduce or eliminate such deduction or withholding. To the extent that such amounts are so withheld and paid over to the applicable Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.
3.Representations and Warranties of Seller Parties. As a material inducement to Buyer to enter into this Agreement, the Seller Parties hereby jointly and severally represent and warrant to Buyer as of the Agreement Date and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to another date (in which case as of such date):

3.1Organization and Authority; Capacity.
3.1.1Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware, it is authorized to do business and in good standing in the State of Delaware and it has complied with all filing requirements of the Secretary of State of the State of Delaware. Seller is qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary and each such jurisdiction is listed on Schedule 3.1.1, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted. Seller has all requisite power and authority to enter into and deliver this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which Seller is a party and to perform its obligations hereunder and thereunder. The copies of Seller’s Organizational Documents which have been made available to Buyer reflect all amendments thereto and are correct and complete in all respects. The Books and Records of Seller which have been made available to Buyer are correct and complete in all material respects.
3.1.2The Owner is a corporation duly formed and validly existing under the Laws of the State of Delaware, it is authorized to do business and in good standing in the State of Delaware and it has complied with all filing requirements of the Secretary of State of the State of Delaware. The Owner has all requisite power and authority to enter into and deliver this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which the Owner is a party and to perform its obligations hereunder and thereunder.
3.2Authorization. The execution, delivery and performance by each Seller Party of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which a Seller Party is a party has been duly and validly executed and delivered by such Seller Party. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which a Seller Party is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which such Seller Party is a party are the valid and legally binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) (collectively, “Debtor Relief Laws”).
3.3Capitalization. The Owner owns all of the issued and outstanding Equity Interests of Seller. Except as set forth on Schedule 3.3, Seller does not own, directly or indirectly, (a) any Subsidiaries or (b) any Equity Interests in any other Person.
3.4Noncontravention. Except as set forth on Schedule 3.4 and without giving effect to the provisions of Section 2.9, the execution, delivery and performance of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which a Seller Party is a party, the consummation by the Seller Parties of the transactions contemplated hereby or thereby, and compliance by each Seller Party with the provisions hereof or thereof will not:

3.4.1violate, conflict with, result in any breach or constitute a default (with or without notice or lapse of time, or both) under, result in, or give rise to a right of, termination, amendment, modification, cancellation or acceleration of any right or obligation under, or the loss of any benefit under, create in any party the right to accelerate, terminate, modify, amend or cancel under, or require any notice or Consent under Seller’s Organizational Documents or any Material Contract;
3.4.2result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets;
3.4.3contravene, conflict with, require any Consent or notice under or result in a violation or breach of the terms or requirements of any Law, Order or Authorization to which such Seller Party is subject; or
3.4.4require any Consent, Order, declaration, filing, exemption or other action by or notice to any Governmental Authority.
3.5Title to and Sufficiency of Assets.
3.5.1Except as set forth on Schedule 3.5.1, Seller has good and valid title to, or a valid leasehold or licensee interest in, all Purchased Assets free and clear of all Liens (other than Permitted Liens).
3.5.2Buyer has had sufficient opportunity to inspect all of the Tangible Assets of Seller. Other than the Inventory, software, and hardware related to information technology or software, Buyer is purchasing such Tangible Assets from Seller on an “as-is / where-is” and “with all faults” basis. Other than the Inventory, software, and hardware related to information technology or software, Seller makes no warranty, express or implied, with respect to the condition of such the Tangible Assets, including no warranties of merchantability or fitness for a particular purpose, and Buyer expressly disclaims all such warranties.
3.5.3Schedule 3.5.3(i) sets forth a correct and complete list of all assets or services used in the Business that are provided or owned (as applicable) by an Affiliate of Seller. Except for the Excluded Assets and as set forth on Schedule 3.5.3(ii), the Purchased Assets constitute all of the assets reasonably necessary to conduct the Business as it is presently being conducted.
3.5.4All of Seller’s or the Business’s Inventory, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.
3.6Broker Fees. There are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract to which Seller is a party or to which Seller is subject for which Seller or Buyer or their respective Affiliates could become obligated or incur as a Liability.
3.7Financial Statements; Indebtedness.
3.7.1Attached as Schedule 3.7.1 are the following financial statements of Seller (the “Financial Statements”):

(a)the unaudited balance sheet of Seller as of April 30, 2024 (the “Latest Balance Sheet”) and the related unaudited statement of income and cash flows for the four (4)-month period then ended; and
(b)the unaudited balance sheets of Seller as of December 31, 2022, and December 31, 2023, and the related audited statements of income and cash flows for the annual periods then ended.
3.7.2The Financial Statements (including the notes thereto, if any) have been prepared in accordance with the Books and Records of Seller, and present fairly in all material respects the financial condition of Seller as of the respective dates indicated and the results of operations for the respective periods covered thereby. The Financial Statements have been prepared and determined in accordance with GAAP as consistently applied. Seller maintains systems of internal controls designed to provide reasonable assurances regarding the reliability of the Financial Statements. To the Seller’s Knowledge, there are no material deficiencies in the internal controls of Seller that limit the reliability of the Financial Statements. Seller currently has in place a revenue recognition policy consistent with GAAP.
3.7.3Schedule 3.7.3 sets forth a correct and complete accounting of the Indebtedness (other than items (l), (o) and (q)) of Seller, calculated as of the Agreement Date and determined in accordance with GAAP.
3.7.4All accounts receivable of Seller reflected on the Latest Balance Sheet, and all such accounts receivable generated since the date of the Latest Balance Sheet, are valid, bona fide obligations in favor of Seller arising from sales actually made or services actually rendered in the ordinary course of business of Seller. There is no pending contest, claim or right of set-off, other than returns or discounts in the ordinary course of business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable (none of which are material individually or in the aggregate).
3.7.5The location and an approximation of the quantity of the Inventory of Seller and the Business as of July 15, 2024, are correctly and completely described on Schedule 3.7.5. All items included in the Inventory (i) are in good condition, not obsolete or defective (except for obsolete, damaged, defective or slow moving items that have been written off or written down to fair market value); (ii) are located on the premises described in Schedule 3.7.5, and (iii) have been acquired by Seller only in bona fide transactions entered into in the ordinary course of business.
3.7.6All accounts payable of Seller and the Business represent sales actually made or services actually performed from bona fide, arms-length transactions entered into in the ordinary course of business.
3.8No Undisclosed Liabilities. Seller has no material Liabilities (whether absolute or contingent, matured or unmatured, known or unknown) other than (a) Liabilities reflected on the Latest Balance Sheet, (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a Liability related to any failure to perform, improper performance, warranty or other breach, default, violation, tort, infringement, claim or Proceeding), (c) executory obligations under Contracts to which Seller is a party or by which it is bound (but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing or that result from the consummation of the transactions contemplated hereby) and (d) the Transaction Expenses.
3.9Absence of Certain Changes. Since December 31, 2023, Seller has conducted the Business in the ordinary course of business and there has occurred no fact, event, development or circumstance which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9, since December 31, 2023, Seller has not:
3.9.1sold, leased, assigned, licensed or transferred any property or assets or portion thereof (other than sales of Inventory in the ordinary course of business) or mortgaged, pledged or subjected them to any additional Liens (other than Permitted Liens);
3.9.2suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;
3.9.3declared, set aside or paid any dividend or distribution of property or assets;
3.9.4sold, assigned, transferred, or permitted to lapse any Intellectual Property Rights, or disclosed, or permitted disclosure (except as necessary in the conduct of its Business), to any person other than Representatives of Buyer, any trade secret, formula or similar information not therefore a matter of public knowledge;
3.9.5amended, restated or amended and restated, or authorized any of the foregoing to, Seller’s Organizational Documents;
3.9.6issued, sold or transferred (or permitted the transfer of) any Equity Interests;
3.9.7(a) adopted or changed any of its financial accounting or Tax policies, practices or procedures, (b) made or changed any election in respect of Taxes, (c) adopted or changed any method of accounting or annual reporting, (d) settled or compromised any Tax Liability, claim or assessment, (e) filed any amended Tax Return, (f) become the subject of a Tax Determination affecting Seller, the Business or Purchased Assets, (g) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (h) failed to pay any Tax when due and payable, (i) surrendered any right to claim a Tax refund or (j) prepared or filed any Tax Return (or any amendment thereof) other than Tax Returns prepared in the ordinary course and in a manner consistent with the past practice of Seller;
3.9.8(a) other than in the ordinary course of business, made or granted any bonus or any material wage or salary increase to any employee or group of employees, (b) entered into any employment, sale bonus, stay bonus or severance Contract with any officer or employee of Seller, (c) made or granted any increase in or under any Seller Employee Benefit Plans or (d) amended, modified or terminated any Seller Employee Benefit Plans or adopted any Employee Benefit Plans;
3.9.9entered into, terminated, or received notice of termination of any Contract or transaction (or series of related Contracts or transactions) involving a total remaining commitment by or to Seller of at least $50,000;

3.9.10entered into any settlement, conciliation or similar Contract, released any claims possessed by it, canceled any Indebtedness owed to it or waived any rights of value, in each case, involving amounts in excess of $25,000;
3.9.11made any capital expenditures or commitments for capital expenditures that aggregate in excess of $50,000 or entered into any lease of tangible personal property or real property;
3.9.12accelerated or delayed collection of notes or accounts receivable or accelerated work-in-process in advance of or beyond the dates when the same would have been collected or performed in the ordinary course of business;
3.9.13delayed or accelerated payment of any account payable or other liability beyond or in advance of the date when such liability would have been paid in the ordinary course of business;
3.9.14conducted its cash management customs and practices other than in the ordinary course of business; or
3.9.15committed or agreed to do any of the foregoing.
3.10Legal Compliance. Except as set forth on Schedule 3.10, Seller is, and for the past three (3) years has been, in compliance in all material respects with all Laws, Orders and Authorizations applicable to Seller, its assets, properties or operation of the Business, including (a) labor and employment Law, (b) Laws relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, (c) all applicable foreign Laws relating to the import or export of goods, technology, or services or trading embargoes or restrictions and (d) the Foreign Corrupt Practices Act of 1977. All Authorizations required for Seller to conduct the Business as currently conducted have been obtained, are valid and in full force and effect, and are set forth on Schedule 3.10. Seller (a) has not been charged with, and, to the Knowledge of Seller, is not under investigation with respect to, any actual or alleged violation of any Law, (b) is not a party to or bound by any Order and (c) has not failed to file any report required to be filed with any Governmental Authority.
3.11Tax Matters. Except as set forth on Schedule 3.11:
3.11.1All requisite Tax Returns of Seller have been duly and timely filed in accordance with Laws, and each such Tax Return was correct and complete in all material respects and was prepared in compliance with all Laws. Seller has duly and timely paid all Taxes that are due with respect to the taxable periods covered by such Tax Returns and all other Taxes that are due (whether or not shown on any Tax Return). Seller has not requested an extension of time within which to file any Tax Return.
3.11.2Seller has complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as any similar provisions under any other state, local or foreign Tax Laws, and has, within the time and in the manner prescribed by Law, withheld from worker compensation and paid over to the proper Taxing Authorities all amounts required. Seller has accurately classified all service providers as either employees or independent contractors for all Tax purposes. Seller (a) has collected and remitted all applicable sales or use or similar indirect Taxes to the appropriate Taxing Authority, and (b) has timely obtained or provided

(as applicable), in good faith, any applicable Tax Exemption Certificates or similar documentation from its customers or to its vendors (as applicable) in order to confirm the Tax treatment of any transaction or otherwise support the Tax position asserted by Seller, and such documentation is correct and complete in all respects. Seller has contractually obligated each customer to pay all applicable gross receipts, sales, compensating use, and similar indirect Taxes to the appropriate Taxing Authority, and to reimburse Seller in the event that Seller is held responsible for same by a Taxing Authority.
3.11.3There is no claim against Seller for any Taxes which are owed by Seller and due under Law, but have not been paid in full, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Tax Return of or with respect to Seller, the Business, or the Purchased Assets. Seller does not have a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns. No claim or inquiry has been received by Seller from any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in the jurisdiction. Within the past three (3) years, no Tax Proceeding has been threatened, initiated, or conducted with respect to Seller, the Business, or the Purchased Assets.
3.11.4The unpaid Taxes of Seller (a) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date.
3.11.5All Tax deficiencies that have been claimed, proposed, or asserted against Seller have been fully paid or finally settled, and no issue has been raised in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
3.11.6Seller has not given or been requested to give any waivers or extensions (and is not subject to any waivers or extensions given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes. No position has been taken on any Tax Return for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is substantially similar to any position which a Taxing Authority has successfully challenged in the course of an examination of a Tax Return of Seller. Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2), nor has Seller participated in any transaction which is treated similarly under state, local or foreign Tax Law.
3.11.7Seller is not a party to or bound by any Tax allocation or Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, Tax Determination or other agreement or obligation relating to Taxes with any Governmental Authority).
3.11.8Seller has not been a member of an Affiliated Group, other than an Affiliated Group of which Seller is the common parent, and Seller does not have any Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (nor under any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or operation of Law or otherwise.

3.11.9There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which Seller is a party that could be treated as a partnership for Tax purposes. None of the Purchased Assets is an Equity Interest in any Person for Tax purposes.
3.11.10There are no Liens upon any properties or assets of Seller arising from any failure or alleged failure to pay any Tax (other than Liens relating to Taxes not yet due or presently under lawful protest and (in each case) for which adequate reserves have been recorded in line items on the Latest Balance Sheet).
3.11.11Seller will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (a) installment sale or other transaction on or prior to the Closing Date, (b) Tax Determination pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law, (c) accounting method change of Seller or agreement with any Taxing Authority, (d) prepaid amount received on or prior to the Closing Date, or (e) income from discharge of Indebtedness deferred pursuant to Section 108(i) of the Code or any corresponding provision of state, local or foreign Tax Law.
3.11.12Set forth under the heading “Tax Returns” on Schedule 3.11 is a correct and complete list of all Tax Returns filed by Seller with respect to Seller’s last three fiscal years. Seller has made available to Buyer correct and complete copies of all such Tax Returns. Notwithstanding the provisions of this Section 3.11.12 to the contrary, the Parties agree that neither Seller nor Owner shall be required to furnish to Buyer, or list on Schedule 3.11, Owner’s federal and state income tax returns.
3.11.13Seller has not made any payments that have failed, or will fail, to be deductible for federal income tax purposes by virtue of Section 280G of the Code. No amounts payable in connection with the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
3.11.14Seller has not been a party to a Tax Determination with any Taxing Authority that would have a continuing effect after the Closing Date. No power of attorney currently in force has been granted by Seller concerning any Tax matter.
3.11.15Seller does not currently have, and has never had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.
3.11.16Seller is selling all of the non-inventory tangible personal property held by it in the regular course of its business, and has not engaged in more than two sales of such assets within the last twelve months preceding the Closing.
3.11.17For United States federal income Tax purposes, Seller is and will be through the Closing disregarded as an entity separate from the Owner, pursuant to Section 301.7701-3(b) of the Treasury Regulations.
For purposes of this Section 3.11, references to the term, “Seller” shall include both “Seller” and “Owner” with respect to federal and state income taxes since Seller is disregarded as an entity separate from the Owner and Seller’s tax incidents (e.g., assets, income, losses, deductions and credits) are required to be reported in Owner’s federal and state income tax returns.  Accordingly, in addition to Seller, Owner also makes the representations set forth in this Section 3.11 for federal and state income taxes.

3.12Real Property.
3.12.1Set forth on Schedule 3.12.1 is a correct and complete list of all Owned Real Property or real property used in the Business and owned by an Affiliate of Seller (with such Affiliate listed on Schedule 3.12.1).
3.12.2Set forth on Schedule 3.12.2 is a correct and complete list of all Leased Real Property and includes for each such Leased Real Property, (a) the street address thereof, (b) if such Leased Real Property is leased, licensed or subleased to or by Seller, (c) the landlord or tenant (if not Seller) under such Leased Real Property, (d) the rental amount currently being paid under such Leased Real Property, (e) the expiration of the term of such Leased Real Property, and (f) the current use of such Leased Real Property. Seller has made available to Buyer correct and complete copies of each of the leases and subleases for the Leased Real Property (including all amendments related thereto) (the “Realty Leases”).
3.12.3(a) Upon the Closing, Seller will convey good and marketable title to all Owned Real Property, free and clear of all Liens, except Permitted Liens, (b) the Owned Real Property, including any improvements located thereon, and the use and operation thereof, are in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including zoning codes), licenses, permits or other authorizations necessary for the use, occupancy and operation of the Owned Real Property as it is presently being operated, and Seller has not received any written notice advising or alleging otherwise, (c) no Person has an option to purchase or lease the Owned Real Property, (d) to Seller’s Knowledge, all improvements on the Owned Real Property are in compliance with all applicable Laws and suitable appropriate for their current use, and (e) Seller is the lessee of all the Leased Real Property, and is in possession of the Leased Real Property leased under the Realty Leases, each such Realty Lease is valid, binding and in full force and effect without default thereunder by Seller or, to the Seller’s Knowledge, the lessor, and no event or condition exists which after notice or lapse of time or both would constitute a default on the part of Seller or, to the Knowledge of Seller, any counterparty thereto, under any such Realty Lease. There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings against the Seller Real Property. No Person other than Seller has any right to use or occupy any portion of the Owned Real Property or any right to use or occupy any portion of the Leased Real Property pursuant to any rights or agreements granted by Seller.
3.12.4The Seller Real Property comprises all of the real property used, operated on, leased or subleased by Seller, to Seller’s Knowledge, is suitable and appropriate for the purpose for which it is currently used in connection with Business, and with respect to the Leased Real Property has been maintained, in all material respects, in accordance with the terms of the Realty Leases.
3.13Intellectual Property.
3.13.1Registered IP.
(a)Schedule 3.13.1(a) sets forth a correct and complete list of all Registered IP, specifying as to each such item, as applicable: (i) the registrant, owner, or applicant thereof, as applicable; (ii) the jurisdictions in which the  Patents,  Trademarks, or Copyrights are issued or registered or in which any application for issuance or registration has been filed, and with respect to domain name registrations and social media accounts the registrar thereof or applicable social media platform; (iii) the respective application number and application date of the item, as well as the issuance or registration number and date thereof, if any; and (iv)  the next renewal or maintenance deadline for any Patents, Trademarks, or Copyrights and expiration date of any domain name registration.

(b)Schedule 3.13.1(b) sets forth a correct and complete list of all material Trademarks (including unregistered Trademarks and product names) used by Seller in the conduct of the Business.
3.13.2Inbound Licenses; Royalties. Schedule 3.13.2 sets forth a correct and complete list of all Inbound Licenses, indicating for each such license whether it is exclusive or non-exclusive and all royalties, fees and other amounts payable by Seller to any other Person for such license (excluding licensing or use fees under Contracts for Off the Shelf Software).
3.13.3No Outbound Licenses. Seller is not party to any Contracts pursuant to which Seller grants any Person (a) any license to use, practice or otherwise exploit any Intellectual Property Rights in any Owned Seller IP or (b) any sublicense of any Inbound License. Without limiting the foregoing, Seller has not granted any Person the right to access or use any Software owned by or licensed to Seller.
3.13.4Ownership Free and Clear. Except as set forth on Schedule 3.13.4, Seller exclusively owns all right, title and interest in and to Owned Seller IP free and clear of any Liens. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13.4:
(a)all documents and instruments necessary to establish, perfect and maintain the rights of Seller in Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority or domain name registrar, as applicable;
(b)each Representative who is or was involved in the creation, development, modification or enhancement of any Owned Seller IP has signed a valid and enforceable agreement containing (i) an irrevocable assignment to Seller of all of the Representative’s Intellectual Property Rights pertaining to Owned Seller IP created, developed, modified or enhanced by the Representative while employed, or engaged by, or otherwise under contract with Seller (as applicable) and (ii) confidentiality provisions protecting Owned Seller IP; and
(c)Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets and other proprietary information pertaining to Seller, its Business and Owned Seller IP and has not disclosed any such trade secret or proprietary information to non-employees except pursuant to a reasonable binding confidentiality agreement.
3.13.5Sufficiency. Except for Contracts for Off the Shelf Software, Seller does not use in the operation of the Business any Intellectual Property Rights (including any right to use Software) that are owned by or licensed to the Owner or any Affiliate of the Owner. Seller owns or otherwise has, and after the Closing, Buyer will own or have, all Intellectual Property Rights needed to conduct the Business as currently conducted by Seller.
3.13.6Valid and Enforceable. All Owned Seller IP is valid, subsisting and enforceable. No interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity or enforceability of any Owned Seller IP or any third-party Intellectual Property Right for which Seller is the exclusive licensee is being, has been, or could reasonably be expected to be contested or challenged.
3.13.7No Third Party Infringement of Owned Seller IP. To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated, and, to the Knowledge of Seller,

no Person is currently infringing, misappropriating or otherwise violating, any Owned Seller IP. Schedule 3.13.7 accurately identifies (and Seller has made available to Buyer a correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent by or to Seller in the past three (3) years, the Owner or any Representative of Seller or the Owner regarding any actual, alleged or suspected infringement or misappropriation of any Owned Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
3.13.8Seller IP, Inbound License Noncontravention. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (a) a loss of, or Lien on, any Seller IP; (b) a breach of or default under any Inbound License; (c) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person; or (d) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Seller IP. Seller is in full compliance with each Inbound License, and there exists no legal or contractual basis for any party to any Inbound License to assert damages against, or breach or any right of termination against Seller under any Inbound License. No such party has, to the Knowledge of Seller, threatened or intends to terminate any Inbound License or to terminate or diminish any of Seller’s rights or licenses thereunder for any reason, including by converting an exclusive license to a non-exclusive license.
3.13.9No Infringement of Third Party IP Rights. Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. None of the conduct of the Business, the Purchased Assets, Seller Products or the manufacture or sale of Seller Products infringes, violates, misappropriates or makes unlawful use of any Intellectual Property Right of any other Person or violates an Inbound License. Without limiting the generality of the foregoing:
(a)no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against Seller or any Representative or customer of Seller in relation to Seller IP or Seller Products, including in connection with any Inbound License or Seller’s conduct of the Business;
(b)Seller Parties have not, in the past three (3) years, received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by Seller, or any Representative or customer of Seller of any Intellectual Property Rights of another Person by Seller IP or Seller Products, including any letter or other communication suggesting or offering that Seller obtain a license to, or pay outstanding royalties or damages, relating to any Intellectual Property Right of another Person; and
(c)Seller is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential infringement or misappropriation of Intellectual Property Rights or similar claim.
3.13.10Software. Schedule 3.13.10 sets forth a list and description of all Software Owned by Seller. No such Software contains any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or other malicious code or (b) bug, defect, or error that materially and adversely affects the use, functionality, or performance thereof. No Person other than

Seller has possession of any source code for any Software owned by Seller. No Seller Product contains any Software licensed to Seller pursuant to any open source license, free software license or similar license to Software distributed in source code form.
3.13.11Seller Products. All Seller Products are set forth on Schedule 3.13.11(a). Except as set forth on Schedule 3.13.11(b), Seller Products do not include Intellectual Property Rights of a third party and constitute solely Owned Seller IP.
3.14Contracts and Commitments.
3.14.1Schedule 3.14.1 sets forth a correct and complete list of the following Contracts (together with any amendments, modifications and supplements thereto or waivers thereunder) to which Seller is currently a party as of the Agreement Date:
(a)any Contract for the sale of any assets, properties or rights of Seller other than the sale of services or products in the ordinary course of business;
(b)any Contract for capital expenditures or the acquisition or construction of fixed assets requiring aggregate future payments in excess of $50,000;
(c)any Contract relating to Indebtedness (other than items (l), (o), and (q)) of Seller, including any guaranty by Seller of the Indebtedness or Liability of any other Person, other than indemnification obligations of Seller entered into in the ordinary course of business;
(d)any Contract to which Seller is party or by which Seller, is bound, that contains any assignment, license of, or grant of rights to use, or any covenant to coexist with or not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property Rights developed by, with or for Seller (other than Inbound Licenses);
(e)any employment, consulting, termination, severance, retention, non-competition or change of control Contract or any other Contract providing for the terms and conditions of employment or payment of compensation in excess of $50,000 annually with any employee, officer, director, manager, Independent Contractor or consultant;
(f)any Contract pursuant to which Seller is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person requiring annual payments in excess of $25,000;
(g)any collective bargaining agreement or any other Contract with any labor union or labor organization;
(h)any Contract under which Seller has advanced or loaned amounts to any other Person;
(i)any Contract containing any covenants that restrict Seller’s business activity, location or limit the freedom of Seller to engage in any line of business, to compete with any Person or to employ or solicit, hire or engage the services of any Person, including most favored customer or most favored nation provisions, rights of first refusal or rights of first negotiation or similar rights, requirements to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions, exclusivity provisions or other limitations on Seller’s right to sell any product or service or to purchase or otherwise obtain intellectual property of any nature whatsoever;
(j)any Contract providing for payments, rebates, discounts or other allowances, credits or deductions to or by any Person based on sales, purchases or profits, other than direct payments for goods, and a description of any Liability with respect to any such payments, rebates, discounts or other allowances, credits or deductions that Seller will or may have to any Person based on sales, purchases or profits that occurred prior to the Closing;
(k)any Contract that relates to the acquisition or disposition of a business or Person, merger with a Person, or a division of a Person;
(l)each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller, other than in the ordinary course of business;
(m)any Contract for any settlement agreement in respect of a Proceeding that will have any outstanding obligation after the date of this Agreement;
(n)any Government Contract and any outstanding Government Bids made by Seller that, if accepted, would lead to a Government Contract;
(o)any Contract that governs any joint venture, partnership or similar arrangement involving a sharing of profits or otherwise;
(p)any Contract with a Material Customer or Material Vendor; and
(q)any Contract or group of related Contracts not otherwise set forth on Schedule 3.14.1 that individually or in the aggregate, (a) generated in calendar year 2023 or would reasonably be expected to generate in calendar year 2024, revenue from any single Person or group of related Persons payable to Seller in excess of $50,000 or (b) involved in calendar year 2023, or would reasonably be expected to involve in calendar year 2024, outgoing payments from Seller in excess of $50,000.
3.14.2Seller has made available to Buyer correct and complete copies of all Material Contracts and correct and complete descriptions of all material terms of any oral Contracts described therein. Except as set forth on Schedule 3.14.2, with respect to each of the Material Contracts: (a) such Contract is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, of the other parties thereto and enforceable against Seller and, to the Knowledge of Seller, against the other parties thereto in accordance with its terms; (b) Seller is not in breach or default under any such Contract, and to the Knowledge of Seller, nor is any other party thereunder, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default by Seller or, to the Knowledge of Seller, any other party thereunder, give Seller or any other party thereunder the right to exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any such Contract, or cause the creation of any Lien (other than Permitted Liens) on any of Seller’s assets; and (c) no party to any of such Contracts has given written notice or, to the Knowledge of Seller, oral notice of any dispute with respect to such Contract. No other party to any Material Contract has given written notice or, to the Knowledge of Seller, oral notice of its intention to cancel or terminate any such Contract or to decrease, limit or modify the goods or services purchased from, or provided to, Seller under any such Contract.

3.15Product and Service Warranties. Except as set forth on Schedule 3.15 or as specifically reflected, reserved against (all such reserves being made in accordance with GAAP) or otherwise disclosed on the Latest Balance Sheet: (a) there are no warranties or guarantees that are written and express with respect to any product or good sold by Seller or the Business to its customers, and (b) there is no claim in respect thereof by any Person that is pending, or to the Knowledge of Seller, threatened for the replacement, repair or remedying of any goods or products manufactured, produced, leased or sold by Seller, any product design or defects, or any injury or damage to any Person or property arising from such service.
3.16Insurance.
3.16.1Seller and its property and assets are covered by insurance policies issued to Owner. Such insurance policies are issued by responsible and reputable insurance companies, in such types and amounts and covering such risks as are required to be maintained by it pursuant to the terms and conditions of any Contract. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Seller is not in breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) with respect to its obligations under such insurance policies (including with respect to payment of premiums).
3.16.2As of the Agreement Date, Seller has not received (a) notice of cancellation or notice of failure to renew of any such insurance policy or refusal of coverage thereunder, (b) notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, (c) notice of any material adjustment in the amount of the premiums payable with respect to any such insurance policy, nor (d) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums payable with respect to such policies that are due and payable have been paid. Except as set forth on Schedule 3.16.3, there is no pending claim related to the Business or Purchased Assets under any such insurance policy.
3.17Litigation. Except as set forth on Schedule 3.17, there is no (a) outstanding Order, or material fine, citation, award or any other judgment of any kind whatsoever of any Governmental Authority against Seller or the Business, or any of Seller’s properties or assets, or (b) pending or, to Seller’s Knowledge, threatened material Proceeding of any kind or nature whatsoever against Seller, the Business, or any of Seller’s properties or assets. There are no material Proceedings pending or, to Seller’s Knowledge, threatened, against Seller or the Business which would give rise to any right of indemnification on the part of any officer, director, manager, member, employee or agent of Seller or heirs, executors or administrators thereof against Seller or any successors.
3.18Employees and Independent Contractors.
3.18.1To Seller’s Knowledge, no outside sales representative, consultant, independent contractor or worker engaged as a contractor provided by temporary staffing agencies of Seller (collectively, “Independent Contractors”) has any basis to claim status as an employee of Seller. All Independent Contractors of Seller as of the Closing Date are, and all Independent Contractors of Seller at all times prior to the Closing Date have been, correctly classified as independent contractors. Seller has not incurred, and no circumstances exist under which Seller likely would incur, any Liability arising from the misclassification of employees as Independent Contractors. Seller has accurately reported the compensation of each Independent Contractor on IRS Form 1099 or other applicable Tax forms for independent contractors when required to do so.

3.18.2All current employees of Seller are listed on Schedule 3.18.2. Schedule 3.18.2 sets forth for each employee of Seller: (a) name; (b) title or position (including whether full-time or part-time); (c) hire or retention date; (d) current annual base compensation rate; (e) commission, bonus or other incentive-based compensation; (f) the fringe benefits provided to each such individual, (g) country and location of employment; and (h) exempt or non-exempt status under the Fair Labor Standards Act.
3.18.3Except as set forth on Schedule 3.18.3, no employee has an employment Contract. Seller has the right to terminate the employment of each of its employees, at will and to terminate the engagement of any of its Independent Contractors without payment (whether for compensation or benefits) to such employee or Independent Contractor other than for services rendered and benefits accrued through termination and without incurring any penalty or Liability.
3.18.4No Proceeding is pending or, to the Knowledge of Seller, is threatened against Seller by or on behalf of any past or present employee of the Business or applicant for such employment, or any past or present Independent Contractor or any Governmental Authority. Seller has withheld and paid to (or is holding for payment not yet due) the appropriate Governmental Authority all amounts required by Law or agreement to be withheld from the wages or salaries due to each of its employees. Seller has paid in full to all of its employees and Independent Contractors all wages, salaries, bonuses, benefits, commissions, fees and other compensation due and payable to them or otherwise arising under any Law, plan, policy, practice, program or agreement and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions, fees or other compensation. All past and present employees and Independent Contractors of Seller have, for the past three (3) years, been correctly classified as an employee or non-employee and as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime) under the Fair Labor Standards Act and all other Laws concerning wages and hours of workers. All amounts that Seller is required by Contract, Law or otherwise to deduct from its employees’ wages or to transfer to such employees’ pension or retirement, life insurance, disability insurance, continuing education fund or otherwise have been duly paid into the appropriate fund(s) or account(s), and Seller has no outstanding obligation or Liability to make such transfer. There are no outstanding Orders or settlements to which Seller is a party or which otherwise binds Seller with respect to any Liability related to its employees or former employees, its Independent Contractors or former Independent Contractors, or the Business of Seller.
3.18.5No past or present employee or Independent Contractor of Seller has, within the three (3) years prior to the Agreement Date, claimed or asserted that he or she experienced unlawful discrimination, harassment or retaliation while employed or engaged by Seller.
3.18.6All current employees of Seller are, and all former employees whose employment was terminated, voluntarily or involuntarily, within the three (3) years prior to the Agreement Date, were legally authorized to work in the United States.
3.18.7Seller is not subject to any strike, picketing, work slowdown, work stoppage or lockout or, to the Knowledge of Seller, any threats thereof, nor has there been any such strike, picketing, work slowdown, work stoppage or lockout within the past three (3) years. Seller is not a party to, bound by, or negotiating any collective bargaining agreement or any other type of labor agreement with any labor organization or other representative of any of its employees. No employee of Seller is represented by a union or labor organization or subject to a collective bargaining agreement. To the Knowledge of Seller, no organizational attempt has ever been made on behalf of any union or collective bargaining unit with respect to the employees of Seller.

3.18.8To Seller’s Knowledge, no employee of Seller is in violation of any term of any confidentiality agreement, non-competition agreement or other Contract (with any Person).
3.18.9As of the Closing Date, Seller has paid all commissions and bonuses due to the employees of Seller for the most recent fiscal year ended consistent with past practice.
3.18.10No employee of Seller with annualized compensation at or above $50,000 has terminated, or, to Seller’s Knowledge, has indicated an intention to terminate, his or her employment within six (6) months prior to the Agreement Date.
3.18.11Neither Seller nor any of its affiliates does business in a Sanctioned Country or with a Sanctioned Person, including the employment or engagement as an independent contractor of any Sanctioned Person.
3.18.12Within the past three (3) years, Seller has not implemented any layoff or location closing that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any analogous state or local Law.
3.19Employee Benefits.
3.19.1Schedule 3.19.1 sets forth a correct and complete list and description of (a) all Seller Employee Benefit Plans, (b) all employees and Independent Contractors of Seller who are engaged in the Business affected or covered by a Seller Employee Benefit Plan, and (c) all ERISA Affiliates. Correct and complete copies of the following have been made available: (i) all of the Seller Employee Benefit Plans (or, with respect to any Seller Employee Benefit Plan that is not set forth in writing, a written description of such plan), (ii) with respect to each Seller Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, the most recent determination letter issued by the IRS, or, if such plan is a pre-approved plan, the IRS opinion or advisory letter on which Seller may rely, and (iii) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the Department of Labor and the IRS), all summary plan descriptions, service agreements, stop loss insurance policies, and all related Contracts and documents (including all compliance reports and testing results for the past three (3) years, and employee benefit summaries), all closing letters, audit finding letters, revenue agent findings and similar documents, if any.
3.19.2Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, established, participated in, contributed to, been required to contribute to, and neither Seller nor any ERISA Affiliate has any Liability with respect to, any of the following: (a) any plan subject to Section 302, 303 or 304 of ERISA, Title IV of ERISA, or Sections 412, 430, 431 or 432 of the Code; (b) any “multiemployer pension plan” as such term is defined in Section 3(37) of ERISA; (c) any multiple employer plan as described in Section 413(c) of the Code; (d) any welfare plan funded by a “voluntary employee beneficiary association” as such term is defined in Section 501(c)(9) of the Code; (e) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA; or (f) any plan providing a self-insured benefit. Except as set forth on Schedule 3.19.2, no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Seller Employee Benefit Plans. None of the Seller Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or, except as set forth on Schedule 3.19.2, severance benefits, except as required by Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state Laws which provide for continuing health care coverage. Neither Seller nor any ERISA Affiliate has (i) established, sponsored, maintained or contributed to (or has or had the obligation to contribute to) any Seller Employee Benefit Plan other than the Seller Employee Benefit Plans set forth on Schedule 3.19.1, (ii) proposed to establish, sponsor, maintain, participate in, or incur any obligation to contribute or other Liability with respect to any Seller Employee Benefit Plan other than the Seller Employee Benefit Plans set forth on Schedule 3.19.1, or (iii) proposed any changes to any of the Seller Employee Benefit Plans now in effect.
3.19.3With respect to the Seller Employee Benefit Plans, Seller and each ERISA Affiliate will have timely made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date and will have accrued (in accordance with and to the extent required by GAAP) as of the Closing Date all payments (including premium payments with respect to insurance policies) due but not yet payable as of the Closing Date. Schedule 3.19.3(i) sets forth all accrued sick time, vacation time or any other paid time off or related obligations as of July 26, 2024, listed by employee, for each employee engaged in the Business. No earlier than five (5) days before the Closing, Seller shall provide to Buyer a schedule that sets forth all accrued sick time, vacation time or any other paid time off or related obligations as of the Closing Date listed by employee, for each employee engaged in the Business.
3.19.4Seller has made available to Buyer an accurate and complete copy of the three (3) most recent “Annual Reports” (Form 5500 series), accompanying schedules and any other form or filing required to be submitted to any Governmental Authority with regard to each of the Seller Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Seller Employee Benefit Plans and such forms are attached as Schedule 3.19.4. All reports, disclosures, notices, and filings with respect to each Seller Employee Benefit Plan required to be made to employees, participants, beneficiaries, alternate payees and any Governmental Authority have been timely made or an extension has been timely obtained.
3.19.5All of the Seller Employee Benefit Plans are, and have been, established and maintained in compliance in all material respects with their provisions and with all Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each Seller Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, each such plan is and has at all times been so qualified, each trust forming a part thereof is and has at all times been exempt from Tax pursuant to Section 501(a) of the Code, and no circumstances exist that would reasonably be expected to cause such qualified status to terminate or be revoked for any period. Seller, any ERISA Affiliates, and all fiduciaries of the Seller Employee Benefit Plans have complied in all material respects with the provisions of the Seller Employee Benefit Plans and with all Laws including ERISA and the Code and the regulations and rulings thereunder. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of the Seller Employee Benefit Plans. Neither Seller nor any ERISA Affiliate has incurred, and there is no reasonable basis to expect that they will incur, any Tax Liability or civil penalty, damages, or other Liabilities arising under Section 502 of ERISA, resulting from any of the Seller Employee Benefit Plans with respect to any matter arising on or before the Closing Date.
3.19.6Neither the execution and delivery of this Agreement or any other agreement, instrument, certificate or document contemplated hereby nor the consummation of the transactions contemplated hereby or thereby, alone or in connection with another event, will (i) entitle any current or former employee or independent contractor of Seller to severance pay or any other payment or benefit, including any Transaction Bonus, other than those Transaction Bonuses set forth on Schedule 3.19.6; (ii) accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit due to any employee or independent contractor of Seller; (iii) directly or indirectly cause Seller to transfer or set aside any assets to fund any benefits under any Seller Employee

Benefit Plan; or (iv) otherwise give rise to any material Liability under any Seller Employee Benefit Plan. Seller is not obligated to make any “gross-up” payment with respect to, nor does it have any indemnity obligation for, any Taxes or penalties imposed under Sections 4999 or 409A of the Code.
3.19.7There are no Proceedings pending or, to the Knowledge of Seller, threatened against any Seller Employee Benefit Plan, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Knowledge of Seller, there are no facts which could reasonably be expected to form the basis for any such Proceeding.
3.19.8Except as set forth on Schedule 3.19.8, Seller or any ERISA Affiliates can terminate each of the Seller Employee Benefit Plans upon not more than thirty (30) days’ notice without further Liability to Seller or any ERISA Affiliates. No action or omission of Seller, or any ERISA Affiliate, or any member, manager, officer or agent thereof in any way restricts, impairs or prohibits Seller or any ERISA Affiliate, or any successor, from amending, merging or terminating any of the Seller Employee Benefit Plans in accordance with the express terms of any such plan and applicable Law.
3.20Customers and Vendors.
3.20.1Schedule 3.20.1 sets forth a correct and complete list of the Material Customers. No Material Customer of Seller (a) has cancelled or otherwise terminated or, to Seller’s Knowledge, threatened in writing to cancel or otherwise terminate or adversely modify in any material respect, its relationship with the Business or (b) has during the last twelve (12) months decreased materially or, to Seller’s Knowledge, threatened to materially decrease its usage of the services or products of Seller.
3.20.2Schedule 3.20.2 sets forth a correct and complete list of the Material Vendors. No Material Vendor of Seller (a) has cancelled or otherwise terminated, or, to Seller’s Knowledge, threatened in writing to cancel or otherwise terminate or adversely modify in any material respect, its relationship with the Business or (b) has during the last twelve (12) months decreased materially, or, to Seller’s Knowledge, threatened to materially decrease its services, supplies or materials to Seller.
3.21Related Party Transactions. Except for employment agreements with any employee of Seller set forth on Schedule 3.14.1(e) or as set forth on Schedule 3.21, no Seller, director, stockholder, manager, member, officer or employee of Seller or any Affiliate thereof, (a) is a party to any agreement, Contract, commitment or transaction with Seller or any of its managers, members, officers, employees or Affiliates, or has any interest in any property or assets used by Seller, or (b) is the direct or indirect owner of an interest in any Person that is a competitor, vendor, supplier or customer of Seller.
3.22Environmental. Except as set forth on Schedule 3.22, (a) Seller, the Business, and Seller Real Property (including the facilities and operations thereon) are and have been in compliance with all applicable Environmental Laws; (b) Seller and the Business possess all Authorizations issued pursuant to Environmental Laws that are required to conduct the Business of Seller as currently conducted, a list of which is set forth on Schedule 3.22, and are and have been in compliance with all such Authorizations; (c) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Material, or owned or operated any Real Property (and no such Real Property is contaminated by any such substance) so as to give rise to any current or future Environmental Claims or Environmental Liabilities, including any

Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended, or any other Environmental Law; (d) there are no Proceedings pending or to Seller’s Knowledge threatened against Seller or the Business concerning any Environmental Claims or Environmental Liability or obligation arising under any Environmental Law, and no event has occurred that with the passage of time or in combination with other circumstances would result in any such Proceedings; (e) neither Seller nor the Business has received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that Seller or the Business is or may be in violation of, or has any liability under, any Environmental Law, including for any investigatory, remedial, corrective obligation or Remedial Action, relating to the Real Property, the subject of which is unresolved; (f) no Real Property is listed or to Seller’s Knowledge, proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental Laws; (g) neither Seller nor the Business has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; (h) no facts, events or conditions relating to the Real Property or any past facilities, properties or operations of Seller or the Business will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial corrective obligations or Remedial Action pursuant to Environmental Laws or give rise to any other liabilities pursuant to Environmental Laws, including any relating to on-site or off-site releases or threatened releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage; and (i) Seller has made available to Buyer all environmental audits, reports, and other material non-privileged environmental documents relating to the Real Property or Seller’s past properties, facilities or operations that are in its possession, custody or under its reasonable control.
3.23Information Technology and Privacy Laws.
3.23.1All Software, computer hardware, servers, microprocessors, networks, firmware, platforms and other information technology, data processing and/or communications services, systems, infrastructure, facilities and equipment used in the Business (“Information Technology”) is either owned by Seller or is leased or licensed to Seller in a manner that provides it with a valid right to access and use the Information Technology as necessary to allow Seller to conduct the Business as currently conducted by Seller. All of the Information Technology owned or purported to be owned by Seller is held by Seller as the sole, legal and beneficial owner and is held free of all Liens or any other similar third-party rights or interests. Schedule 3.23.1 lists all Contracts other than Contracts for Off the Shelf Software (a) by or through which other Persons grant Seller rights or interests in or to any of the Information Technology, and (b) in which Seller grants Persons the right to access Information Technology operated by Seller (including Contracts authorizing customers to log into Software operated by or for Seller). The Seller Parties have made available to Buyer correct and complete copies of all such Contracts. All such Contracts are valid, binding and enforceable between Seller and the other parties thereto. Seller is not and, to Seller’s Knowledge, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of breach or default of or any intention to terminate, any such Contracts.
3.23.2The Information Technology is fully functional and operational and has the capacity and performance necessary for the current needs of Seller in its conduct of the Business, and does not require any updates, upgrades or additional licenses to allow Seller to conduct the Business as currently conducted by Seller. In the past twelve (12) months, there has been no failure, breakdown or other substandard performance of any Information Technology which has caused any disruption or interruption to the Business. Seller has provided for the back-up and recovery of the Information

Technology used in the Business and the information and data stored therein, and has adopted and implemented appropriate disaster recovery plans, procedures and facilities, in each case on a commercially-reasonable basis and in a manner consistent with current and generally-accepted industry standard practices. Seller has at all times protected the integrity and security of the Information Technology used in the Business and the information and data stored therein (including, but not limited to, Personal and Protected Information) from any loss, corruption, or unlawful or unauthorized use, access, acquisition, disclosure, interruption, Processing or modification by third parties and, in the past three (3) years, there has been no loss, corruption, or unlawful or unauthorized use, access, acquisition, disclosure, interruption, Processing or modification of such Information Technology or such information and data by third parties. Seller does not have any on-site data storage or data storage centers. Seller does not maintain any storage of any data or other information outside of the United States. Each employee and Independent Contractor of Seller with access to the Information Technology accesses the Information Technology with individual login credentials unique to that person and no employees or Independent Contractors of Seller have shared any of such person’s unique login credentials with any other employee or Independent Contractor or with any third party. Seller has implemented and is using, in a manner consistent with current and generally-accepted industry standard practices, multi-factor authentication security for remote access by Seller’s employees and Independent Contractors to the Information Technology.
3.23.3Except as set forth on Schedule 3.23.3, Seller’s receipt, collection, monitoring, maintenance, creation, use, adaptation, alteration, retrieval, combination, analysis, disclosure by transmission, dissemination or otherwise making available, storage, disposal, erasure, destruction and security (“Processing”) of Personal and Protected Information has complied, and complies, with all: (i) Contracts to which Seller is a party; (ii) all Information Privacy and Security Laws; (iii) requirements under the current published version of the Payment Card Industry Data Security Standard; (iv) consents and authorizations that relate to Seller’s Processing of Personal and Protected Information; and (v) applicable privacy policies adopted by Seller or otherwise utilized in the Business (the foregoing, collectively, “Privacy and Security Requirements”). Seller has not received any notice from any Person (including any Governmental Authority), and no Proceeding has been asserted or threatened against Seller, alleging any non-compliance with any Privacy and Security Requirements or any other violation of any Person’s privacy rights, personal information rights or data rights, and the consummation of the transactions contemplated by this Agreement and the continued operation of the Business thereafter will not result in any such non-compliance or violation. Seller has all required authorizations, consents, certifications, and rights to (A) Process any Personal and Protected Information in the manner in which Seller has previously Processed such information, (B) permit the Buyer Group to continue Processing Personal and Protected Information after Closing in substantially the same manner in which the Seller Processed Personal and Protected Information immediately prior to Closing; and (C) permit access to, deliver, or transfer Personal and Protected Information to the Buyer Group as may be contemplated in or necessary for this Agreement.
3.23.4Seller has adopted, has implemented and adheres to written policies, procedures and safeguards (including administrative, physical, technical, and organizational safeguards) with respect to privacy, data protection, security, and other Processing of Personal and Protected Information gathered or accessed in the course of the operations of the Business, and those policies, procedures and safeguards (x) are commercially reasonable and consistent with current and generally-accepted industry standard practices, and (y) comply with all Privacy and Security Requirements. Schedule 3.23.4 lists each Seller Privacy Policy currently in effect.

3.23.5Seller does not collect, use, disseminate or otherwise Process Personal and Protected Information or other data that is subject to the General Data Protection Regulation in the EAA or the UK.
3.23.6Schedule 3.23.6 identifies the security policies that have been adopted and maintained by Seller with respect to each electronic or other database containing (in whole or in part) Personal and Protected Information maintained by or for Seller at any time (the “Seller Databases”). No breach or violation of any such security policy has occurred or, to the Knowledge of Seller, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of Seller Databases.
3.24No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER OR THE BUSINESS OR ANY OF SELLER’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.
4.Representations and Warranties of Buyer. As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the Agreement Date and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date):
4.1Organization of Buyer. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, and it has the limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted. Buyer is duly qualified and is in good standing (or equivalent status) in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect on Buyer.
4.2Authorization of Transaction. Buyer has full power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and any other agreements, instruments, certificates and documents contemplated hereby to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party has been duly and validly executed and delivered by Buyer. Assuming this Agreement and the other agreements, instruments, certificates and documents contemplated hereby to which Buyer is a party are duly and validly executed and delivered by the other parties hereto and thereto, this Agreement and each other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party are the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by Debtor Relief Laws.
4.3Noncontravention. Neither the execution and the delivery of this Agreement and any other agreement, instrument, certificate and document contemplated hereby to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any Law to which Buyer is subject or any provision of its Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, Authorization, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien (other than Permitted Liens) upon any of its assets)
4.4Litigation. There is no (a) outstanding Order, or material fine, citation, award or any other judgment of any kind whatsoever of any Governmental Authority against Buyer, or (b) pending or, to Buyer’s knowledge, threatened Proceeding of any kind or nature whatsoever, in either case, that challenge or seek to prevent or otherwise delay the transactions contemplated by this Agreement.
4.5Broker Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
4.6No Other Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLER, THE OWNER OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.
5.Covenants of the Parties.
5.1Further Assurances. Subject to the terms and conditions provided herein, at any time from and after the Closing, at the request of a Party hereto and without further consideration, each other Party shall promptly execute and deliver such further agreements, instruments, certificates and documents and perform such other actions as the requesting Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement and any agreements, instruments, certificates and documents contemplated hereby.
5.2Access and Records.
5.2.1From time to time after the Closing, solely for the purposes of (i) complying with Section 5.10, or (ii) allowing Buyer or Seller Parties to defend a Third Party Claim in accordance with Section 8.3.2, Buyer and Seller Parties shall provide each other with reasonable access, during normal business hours and upon reasonable prior written notice, to the applicable Books and Records and other relevant information and documentation in the possession of Buyer and Seller Parties, as applicable, pertaining or relating to the period on or before the Closing Date. Notwithstanding the foregoing, Buyer and Seller Parties shall not be required to provide access to any Books and Records if the provision of such access could, in the reasonable opinion of Buyer and Seller Parties, as applicable, waive or limit the right of Buyer or Seller Parties, as applicable, to assert the attorney-client privilege, work product doctrine, or other similar privilege.
5.2.2Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7, Seller or the Owner shall afford Buyer and its Representatives reasonable access, upon reasonable notice during normal business hours, to Seller’s and the Owner’s Representatives and to the Books and Records, facilities, Seller Real Property, Contracts, commitments, Tax Returns, records and financial, operating and other data of the Seller and the Business and, during such period shall furnish promptly to Buyer any information concerning Seller or the Business that is available to Seller or Owner and provide reasonable access to Seller Real Property for

Buyer’s Representatives to conduct environmental or other site investigations or evaluations (including a Phase II environmental assessment); provided that Buyer shall not materially disrupt Seller’s Business when conducting any environmental or other site investigations or evaluations and will coordinate the timing of such investigations and evaluations with Seller prior to conducting such investigations or evaluations. Nothing in this Section 5.2.2 shall require Seller Parties to disclose any information to the extent such disclosure (a) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (b) would reasonably be expected to violate any applicable Law or fiduciary duties or contractual obligations of the Seller Parties.
5.3Public Announcements. Except as compelled by judicial or administrative process or by other requirements of Law, each Party agrees not to issue nor permit the issuance of any reports, statements or releases, in each case relating to this Agreement or any other agreement, instrument, certificate or document contemplated hereby or the transactions contemplated hereby or thereby, without the prior written consent of the other Parties, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, if any such report, statement or release is required to be disclosed by a Seller Party pursuant to the rules and regulation of any securities exchange or by the U.S. Securities and Exchange Commission, the Seller Parties shall be permitted to disclose such report, statement or release provided that the Seller Parties use their reasonable best efforts to consult with Buyer and give Buyer an opportunity to review and comment on any such report, statement or release prior to its disclosure.
5.4Employment Matters.
5.4.1Seller shall terminate all its employees engaged in the Business as of 11:59 p.m. (Eastern Time) on the Closing Date at its own costs and expenses, including making any severance or other required payments to such employees. Buyer shall offer, through itself or one of its Affiliates, to each employee of Seller listed in Schedule 3.18.2 and meeting Buyer’s or its Affiliate’s employment criteria, an “at will” position to be effective as of 12:00 a.m. (Eastern Time) on the first Business Day immediately following the Closing Date (the “Hire Date,” and each such employee who has accepted such offer of employment shall be referred to as a “Buyer Employee”): (i) that is reasonably comparable to the nature of such employee’s position as an employee of Seller immediately prior to the Closing, (ii) at a level of wages and other cash compensation that are reasonably comparable to such employee’s wages and other cash compensation provided by Seller immediately prior to Closing, and (iii) at the location of such employee’s place of employment with Seller as of the Closing Date. All payments of compensation to a Buyer Employee shall be made in accordance with the standard payment policies and procedures of Buyer or the applicable Affiliate of Buyer, as the case may be. Nothing contained in this Section 5.4, however, will prohibit Buyer or the applicable Affiliate of Buyer, as the case may be, from terminating at will the employment of any Buyer Employee for any reason or no reason following the Hire Date. Buyer will promptly notify Seller of any employee who does not accept such offer of employment. To the extent communication of the transactions contemplated hereby constitutes a “plant closing” or a “mass layoff,” as those terms are defined in the WARN Act, Seller is responsible for all notices required by the WARN Act or any similar state Law and for the consequences and Liabilities, if any, arising from or related to, the failure to comply with the WARN Act or any similar state Law.
5.4.2Nothing in this Agreement shall in any way establish any requirements or create any other Liability from Buyer or any of its Affiliates to any employee of Seller or to any former or future employee of Seller (or any of their beneficiaries or dependents), including any duty, requirement, obligation or other Liability relating to continued employment, compensation, benefit plans, programs, policies and arrangements, and any other matter in connection with their employment. Further, neither Buyer nor any of its Affiliates shall be responsible for (i) any Liabilities arising out of or relating to the termination or resignation of any employee of Seller on or before the Hire Date; or (ii) any Liabilities relating to or resulting from the period on or before the Closing not disclosed to Buyer pursuant to Section 3.18 or Section 3.19, including any such Liabilities arising out of or relating to the termination or resignation of any employee of Seller after the Closing Date. For the avoidance of doubt and without limiting the foregoing, Seller agrees that Seller and/or its Affiliates shall be solely liable for providing continuation health care coverage to Seller employees and former employees (and their beneficiaries and dependents, as applicable) to the extent required by Code Section 4980B and Sections 601 through 609 of ERISA.
5.5Confidentiality.
5.5.1Following the Closing, Seller Parties shall at all times maintain the confidentiality of Confidential Information, and no Seller Party shall disclose any such information to any Person, nor shall any Seller Party use Confidential Information for any purpose except for the benefit of Buyer. “Confidential Information” shall mean the following: (i) trade secrets of Seller related to the Business, including product specifications; data; know-how; formulae; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing or distribution methods and processes; customer lists; current and anticipated customer requirements; advertising methods; sales methods; price lists; market studies; business plans; computer software and programs (including object code and source code); computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and any other information, however documented, that is a trade secret under Law; (ii) confidential or proprietary information of any Seller Party related to the Business (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials and operating procedures), however documented; (iii) notes, analyses, compilations, studies, summaries and other material prepared by or for any Seller Party containing or based, in whole or in part, on any information included in the foregoing; and (iv) the terms of this Agreement and any other agreement, certificate, instrument and document contemplated hereby. The restrictions contained in this Section 5.5.1 shall apply regardless of whether such Confidential Information (a) is in written, graphic, recorded, photographic or any machine readable form or is orally conveyed to, or memorized by, Seller, or (b) has been labeled, marked or otherwise identified as confidential or proprietary.
5.5.2Each Seller Party’s obligations under Section 5.5.1 with regard to the Confidential Information shall not extend to: (i) any Confidential Information that, at the time of disclosure, had been previously published and was generally available and part of the public domain; (ii) any Confidential Information that is published and becomes generally available and part of the public domain after disclosure, unless such publication is a breach of this Agreement by a Seller Party; and (iii) any Confidential Information that is obtained by a Seller Party from a third person who: (a) is lawfully in possession of that Confidential Information; (b) is not in violation of any contractual, legal, or fiduciary obligation to any Seller Party, Buyer or their respective Affiliates with respect to the Confidential Information; and (c) does not prohibit a Seller Party from disclosing the Confidential Information to other Persons. Further, a Seller Party may disclose Confidential Information to the extent such disclosure is reasonably necessary (x) for the purpose of exercising or enforcing any rights of such Seller Party under this Agreement and (y) for Tax reporting purposes.
5.5.3In the event that, following the Closing, a Seller Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process or legal obligation) to disclose any Confidential Information (including the terms of this Agreement), such Seller Party agrees to: (i) give prompt written notice to Buyer of such request or subpoena in order to allow Buyer an opportunity to seek an appropriate protective order or to waive compliance with the provisions of this Agreement; and (ii) cooperate with Buyer and with counsel for Buyer in responding to such request or subpoena as provided below. If Buyer fails to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, such Seller Party may disclose only that portion of any Confidential Information which its counsel reasonably advises in writing that such Seller Party is compelled to disclose pursuant to Law. Each Seller Party further agrees that in no event will such Seller Party oppose action to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information.
5.6Non-Competition; Non-Solicitation.
5.6.1For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Seller Party shall, and no Seller Party shall permit any of its Affiliates to, directly or indirectly, within the Non-Competition Territory, (i) engage in or assist others in engaging in the Competing Business; (ii) have an interest in any Person that engages directly or indirectly in the Competing Business in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, or customer, of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of Buyer after the Closing) to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person. Notwithstanding the foregoing, a Seller Party performing its obligations under any customer contracts that are Excluded Assets in accordance with and during the term of the TSA shall not constitute a breach of this Section 5.6.1.
5.6.2During the Restricted Period, no Seller Party shall, and no Seller Party shall permit any of its Affiliates to, directly or indirectly, within the Territory, cause, induce or encourage any material actual or prospective supplier, vendor or licensor of the Business or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.
5.6.3During the Restricted Period, no Seller Party shall, and no Seller Party shall permit any of its Affiliates to, directly or indirectly, within the Territory, hire or solicit any person who is employed in the Business or is engaged as a consultant by the Business during the Restricted Period, or encourage any such employee or consultant to leave such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants; provided, however, that nothing in this Section 5.6.3 shall prevent a Seller Party or any of their respective Affiliates from hiring any employee or consultant (i) who responds to such a general solicitation or (ii) whose employment or engagement with Buyer or its Affiliate has been terminated by Buyer or any Affiliate, as applicable (it being understood that this proviso shall be subject to any restrictive covenant obligations pursuant to an agreement between Buyer or any Affiliate, as applicable, and such employee or consultant).
5.6.4The Seller Parties acknowledge that a breach or threatened breach of this Section 5.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
5.6.5The Seller Parties acknowledge that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. Notwithstanding anything herein, in the event of any breach by a Seller Party of the covenants set forth in this Section 5.6, the Restricted Period shall be extended by the period of the duration of such breach. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
5.7    Mutual Release.
5.7.1    Effective upon the Closing, each Seller Party, on behalf of such Seller Party and its Affiliates and each of their respective assigns, heirs, beneficiaries, representatives and agents (collectively, the “Seller Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever, Buyer and its Affiliates and each of their present and former direct or indirect partners, members and equityholders, and the officers, directors, partners, members, equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them (collectively, the “Buyer Released Parties”), from any and all Losses and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Seller Releasing Parties, or any of them, may have had in the past, may now have or may have in the future against the Buyer Released Parties, or any of them, which relate to or arise out of the operations and activities of Seller or the Business or any of its Affiliates related to the Business prior to or on the Closing Date, including, any claims arising out of or related to the Supply Agreement (the “Seller Claims”), other than (a) any claims arising out of this Agreement or in any other agreement, instrument, certificate or document delivered by or on behalf of Buyer to which such Seller Releasing Party is a party, (b) claims for payment for products purchased prior to Closing by a Buyer Releasing Party under the Supply Agreement, and (c) counterclaims and defenses related to Warranty Claims (collectively the “Seller Excluded Claims”).
5.7.2    Effective upon the Closing, Buyer, on behalf of itself and its Affiliates and each of their respective assigns, heirs, beneficiaries, representatives and agents (collectively, the “Buyer Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever, the Seller Parties and their respective Affiliates and each of their present and former direct or indirect partners, members and equityholders, and the officers, directors, partners, members, equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them (collectively, the “Seller Released Parties”), from any and all Losses and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Buyer Releasing Parties, or any of them, may have had in the past, may now have or may have in the future against the

Seller Released Parties, or any of them, which arise out of or relate to Performance Claims (the “Buyer Claims”). For the avoidance of doubt, “Buyer Claims” shall not include (a) any claims arising out of this Agreement or in any other agreement, instrument, certificate or document delivered by or on behalf of Seller to which such Buyer Releasing Party is a party) (b) any Warranty Claims, and (c) any claims other than Performance Claims (the “Buyer Excluded Claims”).
5.7.4    Each Seller Party (on behalf of itself and the other Seller Releasing Parties) hereby agrees not to institute any Proceeding against any Buyer Released Party with respect to any of the Seller Claims released pursuant to this Section 5.7.
5.7.5    Buyer (on behalf of itself and the other Buyer Releasing Parties) hereby agrees not to institute any Proceeding against any Seller Released Party with respect to any Buyer Claims released pursuant to this Section 5.7.
5.7.6    Each Seller Party (on behalf of itself and the other Seller Releasing Parties) hereby represents to the Buyer Released Parties that (i) no Seller Releasing Party has assigned any Seller Claims, (ii) it (and they) fully intends to release all Seller Claims (other than the Seller Excluded Claims), and (iii) such Seller Party has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Each Seller Party agrees and acknowledges that the release in this Section 5.7 constitutes a complete defense of any and all Seller Claims, other than Seller Excluded Claims.
5.7.7    Buyer (on behalf of itself and the other Buyer Releasing Parties) hereby represents to the Seller Released Parties that (i) no Buyer Releasing Party has assigned any Buyer Claims, (ii) it (and they) fully intends to release all Buyer Claims (other than the Buyer Excluded Claims), and (iii) Buyer has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Buyer agrees and acknowledges that the release in this Section 5.7 constitutes a complete defense of any and all Buyer Claims, other than Buyer Excluded Claims.
1.1Wrong Pockets. If after the Closing Date any Party receives any funds properly belonging to another Party in accordance with the terms of this Agreement, the receiving Party will promptly advise the other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party. The Parties further acknowledge and agree that certain assets of Seller used in the Business (excluding the Excluded Assets) may be inadvertently legally owned by or titled to the Owner or an Affiliate of a Seller Party (the “Other Business Assets”). If following the Closing, the Parties determine that Other Business Assets were not transferred to Buyer, the Parties agree to cooperate to transfer such Other Business Assets to Buyer as promptly as practicable without the payment of any further consideration.
5.7Tax Assistance. Following the Closing, the Seller Parties, on the one hand, and Buyer, on the other hand, will provide each other with (and will cause their respective Affiliates to provide) such assistance as may reasonably be requested in connection with the preparation of any Tax Return or any Tax Proceeding.
5.8Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any Uniform Commercial Code or similar corporate (non-Tax) bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. It is understood that any Liabilities arising out of or relating to the failure of Seller

Parties to comply with the requirements and provisions of any such Laws which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities, as will any Successor Taxes.
5.9Transfer Taxes. All Transfer Taxes shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller Parties when due. Seller Parties shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto as necessary).
5.10Seller Existence. Following the consummation of the transactions contemplated by this Agreement, and during any period for which the TSA remains in effect, Seller shall remain a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with full limited liability company power and authority to perform its obligations hereunder.
5.11Receivables. If Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other Purchased Asset, Seller or such Affiliate shall remit such funds to Buyer within twenty (20) Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receive or collect any funds relating to any Excluded Asset, Buyer or such Affiliate shall remit any such funds to Seller within twenty (20) Business Days after its receipt thereof.
5.12Exclusivity. From the Agreement Date to the Closing or earlier termination of this Agreement, Seller and the Owner will and each such Party will cause its Affiliates to and will each use its respective reasonable best efforts to cause its and their respective Representatives to (a) immediately cease any existing discussions or negotiations with any person other than Buyer conducted prior to the Agreement Date with respect to an Alternative Transaction, (b) not, directly or indirectly, take any action to solicit, initiate, encourage (including by way of furnishing information) or assist the submission of any proposal, negotiation or offer from, or engage in negotiations or discussions with, any Person (other than Buyer), or engage in any similar actions, relating in any way to an Alternative Transaction and (c) notify Buyer promptly (within three (3) Business Days) if it receives any bona fide written proposals or offers from any third parties in regard to an Alternative Transaction.
5.13Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the consummation of the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or nonactions, waivers, Consents and approvals from third parties.
5.14Conduct of the Business. From the Agreement Date to the Closing or the earlier termination of this Agreement:
5.14.1Seller shall use (and the Owner shall cause Seller to use) its reasonable best efforts to (a) conduct its business in the ordinary course of business, (b) keep intact its respective business, (c) keep available the services of its current employees and Independent Contractors, (d) maintain in effect all of its material Authorizations, (e) preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals, (e) maintain the Tangible Assets in the same condition as the Agreement Date (subject to ordinary wear and tear) and (f) perform the actions set forth on Schedule 5.16.1. Seller shall use (and the Owner shall cause Seller to use) its reasonable best efforts to not take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Section 6.2 not being satisfied.

5.14.2Without limiting the generality of the foregoing, except as set forth on Schedule 5.16.2, Seller shall not (and the Owner shall cause Seller to not), without the prior written consent of Buyer (a) take any action or fail to take any action which, if such action had been taken or not been taken, from December 31, 2023 until the Agreement Date would be required to be set forth on Schedule 3.9, (b) enter into, modify, amend or terminate any (i) Material Contract, (ii) Contract with an existing or new customer, or (iii) any Contract that, if entered into on or prior to the Agreement Date would have constituted a Material Contract hereunder, (c) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction, or adopt any plan or resolution providing for any of the foregoing, (d) incur, assume, endorse, guarantee or otherwise become liable for or modify in any respect the terms of any Indebtedness (other than items (l), (o) and (q)) or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, (e) make any loans, advances or capital contributions to, or investments in, any other Person or (f) enter into any Contract or amendment to any Contract that would require any Consent or notice under or result in a violation or breach of the terms if the transactions contemplated hereby were consummated.
5.14.3Each Party shall promptly notify the other Parties in writing of: (a) any event, condition, fact or circumstance that occurs or arises after the Agreement Date and that would cause or constitute a breach of or an inaccuracy in any material respect in any representation or warranty made by such Party in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; (b) any material breach of any covenant or obligation of such Party; or (c) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.
5.14.4In connection with the continuing operation of the business of Seller, Seller and the Owner shall use reasonable efforts to report material operational developments and the general status of ongoing operations and results of operations to Representatives of Buyer.
5.15Litigation Support. From and after the Closing, each Party shall reasonably cooperate with the other Parties and their Affiliates and their respective Representatives in the defense or settlement or investigation of any actual or potential Liabilities or Proceedings involving Seller or the Business, including by providing such Party’s legal counsel access to current employees, contractors, records, documents, data, equipment, facilities, products and other information as such Party may reasonably request, to the extent maintained or under the possession or control of the other Parties or their respective Affiliates; provided that each Party may restrict the foregoing access or the provision of such information to the extent that (a) Law requires the Party or any of their respective Affiliates, as applicable, to restrict or prohibit such access or the provision of such information or (b) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney–client or other applicable privilege or protection (provided, that the Parties and their respective Affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).
5.16Schedule Updates. From the Agreement Date to the earlier of the Closing or the termination of this Agreement, the Seller Parties shall promptly disclose to Buyer in writing any information contained in the representations and warranties or the disclosure schedules which, because of an event occurring after the date of this Agreement, is incomplete or no longer correct as of all times after the Agreement Date. Any such disclosure shall not be deemed to prevent or cure any misrepresentation, breach of a warranty and/or breach of a covenant, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, that notwithstanding anything to the contrary in this

Agreement, if Buyer has the right to, but does not elect to, terminate this Agreement due to such matter, then Buyer shall be deemed to have irrevocably waived their rights to indemnification under Section 8 with respect to such matter.
5.17Payment of Outstanding Indebtedness. With respect to any outstanding Indebtedness (other than Payoff Indebtedness) of the Business or Seller, Seller Parties shall pay off such Indebtedness within one hundred twenty (120) days of the Closing Date.
6.Conditions to Closing.
6.1Seller and the Owner Obligation to Close. The obligations of Seller and the Owner to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller (if permitted by Law) at or prior to the Closing of each of the following conditions:
6.1.1(a) The representations and warranties of Buyer set forth in Section 4 (other than the Fundamental Representations set forth therein) must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (b) the Fundamental Representations of Buyer set forth in Section 4 shall be true and correct in all respects other than de minimis inaccuracies (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
6.1.2The covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.
6.1.3Buyer shall have delivered, or shall stand ready to deliver, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.8.2.
6.2Buyer Obligation to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer (if permitted by Law) at or prior to the Closing of each of the following conditions:
6.2.1(a) The representations and warranties of Seller Parties set forth in Section 3, other than the Fundamental Representations (other than Section 3.22 (Environmental), which shall be subject to this Section 6.2.1(a) and not Section 6.2.1(b)), must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (b) the Fundamental Representations of Seller Parties set forth in Section 3 (other than Section 3.22 (Environmental)) shall be true and correct in all respects other than de minimis inaccuracies (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
6.2.2The covenants and agreements required by this Agreement to be performed by Seller or the Owner at or prior to the Closing shall have been performed in all material respects at or prior to the Closing.

6.2.3Seller or the Owner shall have delivered, or shall stand ready to deliver, all of the certificates, instruments, Contracts and other documents specified to be delivered by it in Section 2.8.1.
6.2.4Since the Agreement Date, Seller shall not have experienced a Material Adverse Effect.
6.2.5The Title Company shall be prepared to issue a Title Policy, in a form reasonably satisfactory to Buyer, with respect to the Owned Real Property containing exceptions only for Permitted Liens.
6.3Mutual Closing Conditions. The obligations of Buyer, on the one hand, and Seller and the Owner, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following condition:
6.3.1No (a) Law or (b) temporary, preliminary or permanent restraining Order prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated by this Agreement shall be in effect.
6.3.2There shall not be pending any Proceeding initiated by any Governmental Authority challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the consummation of the transactions by this Agreement.
6.4Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in this Section 6 to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.
7.Termination.
7.1Termination Events. This Agreement may be terminated at any time prior to the Closing:
7.1.1By either Buyer (upon written notice from Buyer to Seller) or Seller (upon written notice from Seller to Buyer) if the Closing shall not have occurred by November 28, 2024 (the “Outside Date”); provided, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions to Closing set forth in Section 6, as applicable, would not have been satisfied;
7.1.2By Buyer (upon written notice from Buyer to Seller) if (a) there exists a breach of any representation or warranty of Seller Parties contained in this Agreement such that the Closing condition set forth in Section 6.2.1 would not be satisfied or (b) Seller or the Owner shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller or the Owner such that the Closing condition set forth in Section 6.2.2 would not be satisfied; provided, that (i) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1.2 unless, in the case of the immediately preceding clauses (a) or (b), such breach is not cured, if capable of being cured, by the applicable breaching Party within thirty (30) days after Seller receives written notice of such breach from Buyer, and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1.2 if, at the time of such termination, Buyer is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.1.1 or Section 6.1.2, as applicable, would not have been satisfied;
7.1.3By Seller (upon written notice from Seller to Buyer) if (a) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the Closing condition set forth in Section 6.1.1 would not be satisfied or (b) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the Closing condition set forth in Section 6.1.2 would not be satisfied; provided, that (i) Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1.3 unless, in the case of the immediately preceding clauses (a) or (b), such breach is not cured by Buyer within thirty (30) days after Buyer receives written notice of such breach from Seller; and (ii) Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1.3 if, at the time of such termination, Seller or the Owner is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 6.2.1 or Section 6.2.2, as applicable, would not have been satisfied;
7.1.4By either Buyer (upon written notice from Buyer to Seller) or Seller (upon written notice from Seller to Buyer) if there shall be in effect a (a) Law or (b) final, non-appealable Order prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 7.1.4 shall not be available to any Party that has materially breached its obligations under Section 5.15 whereby such breach was the proximate cause of such Law or Order coming into effect and becoming final and non-appealable (for purposes hereunder, a breach by the Owner shall be deemed a breach by Seller);
7.1.5By Buyer (upon written notice from Buyer to Seller) if a Material Adverse Effect occurs; or
7.1.6By mutual written agreement of Buyer and Seller.
7.2Effect of Termination. Termination of this Agreement pursuant to Section 7.1 shall terminate all obligations of the Parties and their Representatives, except for the obligations under Section 5.3, this Section 7.2, and Section 10 (excluding Section 10.15, which shall terminate), the Confidentiality Agreement and any defined terms contained in the foregoing; provided, however, that termination pursuant to Section 7.1 shall not relieve a breaching Party (whether or not the terminating Party) from any Liability to any other Party resulting from Fraud or any Willful Breach under this Agreement, unless, with respect to a termination pursuant to Section 7.1.6, the Parties have expressly waived such defaulting or breaching Party from any liability resulting from any such default or breach under this Agreement.
8.Indemnification.
8.1Seller Parties’ Indemnification. From and after the Closing, Seller Parties shall, jointly and severally, defend, indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective successors and assigns, directors, officers, managers, members, partners, equityholders, employees, agents and representatives (collectively, the “Buyer Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:

8.1.1Misrepresentation. Any inaccuracy in or breach of any warranty or representation of any Seller Party contained in this Agreement or in any other agreement, instrument, certificate or document delivered by any Seller Party under the terms of this Agreement.
8.1.2Nonperformance. Any breach or failure to perform any covenant or agreement of any Seller Party in this Agreement or in any other agreement, instrument, certificate or document delivered under the terms of this Agreement to be performed by any Seller Party.
8.1.3Excluded Liabilities. Any and all Excluded Liabilities.
8.2Buyer’s Indemnification. From and after the Closing, Buyer shall defend, indemnify and hold harmless the Seller Parties, their Affiliates and respective successors and assigns and directors, officers, managers, members, partners, equityholders, employees, agents and representatives (collectively, the “Seller Group”), from and against any and all Losses arising out of, or caused by, or relating to any of the following:
8.2.1Misrepresentation. Any inaccuracy in or breach of any warranty or representation of Buyer contained in this Agreement or in any other agreement, instrument, certificate or document delivered by Buyer under the terms of this Agreement.
8.2.2Nonperformance. Any breach or failure to perform any covenant or agreement of Buyer in this Agreement or in any other agreement, instrument, certificate or document delivered under the terms of this Agreement to be performed by Buyer.
8.2.3Assumed Liabilities. Any and all Assumed Liabilities.
8.3Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Buyer Group or Seller Group, as the case may be (in either case, referred to as, the “Indemnitee”), is or may reasonably be entitled to indemnification from Seller Parties under Section 8.1, or from Buyer under Section 8.2, as the case may be (in either case, referred to as, the “Indemnitor”):
8.3.1Notice. As promptly as practicable after the Indemnitee first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnitee shall give prompt written notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”). The Indemnification Notice shall, to the extent practicable, specify in reasonable detail, and include copies of all material written documentation thereof, the basis for the Indemnitee’s request for indemnification hereunder and a reasonable estimate of the amount of Losses arising therefrom, if known or reasonably ascertainable. No delay or deficiency by an Indemnitee to give notice in respect of a Loss in the manner required by this Section 8.3 shall relieve the Indemnitor of any Liability under this Agreement in respect of such Loss except to the extent the Indemnitor demonstrates that such delay or deficiency actually and materially prejudices the rights of the Indemnitor with respect thereto and then only to the extent of such prejudice.
8.3.2Defense. If a third-party action, suit, claim or demand (a “Third Party Claim”) gives rise to an Indemnitor’s obligation to provide indemnification under Section 8.1 or Section 8.2 then, upon receipt of the Indemnification Notice, the Indemnitor shall have ten (10) Business Days after said notice is delivered to the Indemnitor to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Indemnitee and at its sole risk and expense, the good faith defense of such claim, provided that (i) Indemnitor acknowledges and accepts in writing its obligation to fully indemnify the Indemnitee for the applicable Indemnification Matter, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; (ii) such Third Party Claim involves (and continues to involve) solely monetary damages; and (iii) such Third Party Claim does not relate to or arise in connection with (x) any criminal action, (y) the Indemnitee’s relationship with any supplier or employee or (z) a dispute between the applicable Indemnitee, on the one hand, and a Governmental Authority, on the other hand (collectively, the “Defense Conditions”). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof. The Indemnitor shall not be entitled to undertake, conduct or control a Third Party Claim if (a) the Indemnitor shall have failed, within ten (10) Business Days after the Indemnification Notice is given by the Indemnitee, to undertake, conduct and control the defense of such Third Party Claim, (b) any of the Defense Conditions fails to be satisfied, (c) there exists a conflict between the interests of the Indemnitor and the Indemnitee or (d) a defense exists for the Indemnitee which is not available to the Indemnitor. If any of conditions (a) through (d) in the preceding sentence exist, the Indemnitor shall be liable to Indemnitee for all costs and fees incurred by Indemnitee in the defense of the Claim, including, but not limited to, reasonable attorneys’ fees. If the Defense Conditions are satisfied and the Indemnitor elects to undertake, conduct and control the defense of a Third Party Claim as provided herein, then: (i) the Indemnitor will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld, delayed or conditioned; (ii) the Indemnitor may settle such Third Party Claim without the consent of the Indemnitee only if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnitor, (B) the Indemnitee receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates; and (iii) the Indemnitor may otherwise settle such Third Party Claim only with the written consent of the Indemnitee, which consent will not unreasonably be withheld, delayed or conditioned. Notwithstanding anything above in this Section 8.3.2, (i) Buyer shall be entitled to control any Third Party Claim brought by a Governmental Authority and (ii) an Indemnitee shall not settle any Third Party Claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned).
8.3.3Payments. Subject to Buyer’s right to set-off in Section 8.11, all amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within two (2) Business Days upon the earlier to occur of (i) a final settlement or other agreement as to the amount owed which has been agreed to and executed (unless otherwise provided in such final settlement or other agreement) or (ii) a final, nonappealable judgment has been rendered by a court of competent jurisdiction requiring such indemnification payment. Such payments shall be paid by wire transfer of immediately available funds (i) if Buyer is the Indemnitor, then to the bank account designated in writing by Seller and (ii) if a Seller Party is the Indemnitor, then to the bank account designated in writing by Buyer.
8.4Survival. All representations and warranties contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder until the close of business on the day that is 15 months from the Closing Date (or if such date is not a Business Day, on the next Business Day after such date); provided, that the Fundamental Representations and the covenants and agreements of the Parties to be performed after the Closing Date shall survive (a) until the longer of (i) five (5) years from the Closing Date or (ii) the expiration of the longest applicable statute of limitations related to the subject matter thereof (giving effect to any waiver, mitigation, or extension thereof) plus ninety (90) days or (b) for the survival period explicitly specified therein. Any claims for Losses arising out of, or caused by or relating to any matter based on Fraud by any Seller Party, shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time)

and in writing by notice from the nonbreaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
8.5Amount of Losses.
8.5.1Subject to Section 8.5.3, (i) Seller Parties shall not have any liability for Losses under Section 8.1.1 unless and until the aggregate amount of all such Losses exceeds $200,000.00 (the “Basket”), in which event the right to be indemnified shall apply only to such Losses in excess of the Basket and (ii) Buyer shall not have any liability for Losses under Section 8.2.1, unless and until the aggregate amount of all such Losses exceeds the Basket, in which event the right to be indemnified shall apply only to such Losses in excess of the Basket.
8.5.2Subject to Section 8.5.3, (i) the maximum liability of Seller Parties for Losses under Section 8.1.1 shall not exceed $4,000,000.00 (the “Ceiling”), and (ii) the maximum liability of Buyer for Losses under Section 8.2.1 shall not exceed the Ceiling.
8.5.3Notwithstanding the limitations set forth in Section 8.5.1 and Section 8.5.2, the Basket and the Ceiling shall not apply in the case of any Losses arising out of, based upon, caused by, relating or with respect to, or by reason of (i) any inaccuracy in or breach of the Fundamental Representations, or (ii) any Fraud; provided, however, that notwithstanding anything in this Section 8.5.3 to the contrary, except in the case of Fraud, in no event shall the aggregate indemnification amounts paid by (x) Seller Parties solely by reason of Section 8.1.1 in respect of any inaccuracy or breach of the Fundamental Representations exceed the Purchase Price, (y) Seller Parties solely by reason of Section 8.1.3 in respect of subpart (k) of the definition of “Excluded Liabilities” exceed the Purchase Price, or (z) Buyer solely by reason of Section 8.2.1 in respect of any inaccuracy or breach of the Fundamental Representations exceed the Purchase Price.
8.5.4Notwithstanding anything to the contrary in this Agreement, (i) no investigation by Buyer or any of its Affiliates or Representatives shall affect the representations and warranties of any Seller Party under this Agreement or contained in any other agreement, instrument, certificate or document delivered under the terms of this Agreement, (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is, was, or might be inaccurate in any respect and (iii) such representations and warranties shall be deemed to be bargained for assurances.
8.5.5For all purposes of this Section 8, in determining the amount of any Losses suffered by an Indemnitee related to any inaccuracy in or breach of any representation, warranty, agreement or covenant, all qualifications or exceptions in such representation, warranty, agreement or covenant relating to or referring to “materiality” or “Material Adverse Effect” or any similar term or phrase shall be disregarded.
8.6Avoiding Circular Recoveries. To avoid circular recoveries, no action, suit, claim or demand shall be made pursuant to Section 8.2.3 with respect to Losses arising from or relating to an action, suit, claim or demand based on an actual breach or inaccuracy by a Seller Party of a representation or warranty of a Seller Party set forth in Section 3.

8.7Exclusive Remedy.
8.7.1Buyer and each Seller Party acknowledge and agree that, except for the remedies provided herein to address disputes or objections to the calculations and adjustments described herein or as otherwise specifically provided herein (including Section 10.15 hereof), the indemnification and related provisions in this Section 8 shall be the exclusive remedy for monetary damages of Buyer and Seller Parties with respect to this Agreement from and after the Closing; provided, however, that no limitation set forth in this Agreement, including the limitations set forth in this Section 8, shall limit (i) any remedy that may be available to Buyer or any Seller Party against any other Party on account of Fraud, (ii) rights or remedies expressly provided for in this Agreement or any other agreement entered into in connection with this Agreement or rights or remedies that, as a matter of Law or public policy cannot be limited or waived; or (iii) Buyer’s or any Seller Party’s right at any time to seek injunctive or equitable relief.
8.7.2The provisions of this Section 8.7, together with the other provisions of this Section 8, were specifically bargained for among Buyer and Seller Parties in arriving at the Purchase Price. In agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in this Agreement and in any other agreement, instrument, certificate or document delivered under the terms of this Agreement, Buyer and Seller Parties have specifically relied upon this Section 8.7 and the limitations on remedies provided in this Section 8. The obligations of Seller Parties to indemnify the Buyer Group pursuant to the terms of this Agreement are the primary obligations of Seller Parties, subject to the limitations set forth herein.
8.8Insurance Coverage. In determining the amount of Losses in respect of a claim under this Section 8, there shall be deducted an amount equal to the amount of any payments made by third-parties, including any third-party insurance proceeds, actually received (net of direct collection expenses) by an Indemnitee making such claim with respect to such Losses less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Losses. The Indemnitee shall use its commercially reasonable efforts (which efforts, for the avoidance of doubt, shall not include an obligation to initiate or maintain a Proceeding) to recover any Losses under third-party agreements including any insurance policies; provided that the foregoing shall not require an Indemnitee to proceed or seek action or recovery from any such third-party before or as a condition to seeking or recovering indemnification from any Indemnitor hereunder.
8.9Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the final Purchase Price, unless otherwise required by Law.
8.10Preservation of Business Goodwill. Notwithstanding any legal rights (contractual or otherwise) that Seller may have against a present or former customer or vendor of the Business, without providing advance written notice to Buyer (which shall include detailed disclosure of the proposed claim or request), neither Seller nor any Seller Party shall initiate (or permit a Person other than a member of the Buyer Group to initiate) a claim against such customer or vendor seeking reimbursement for, or to mitigate, a Loss that would otherwise be indemnifiable by a Seller Party under this Agreement; provided that (i) Buyer shall keep confidential any information included in the written notice (including the fact that Seller or another Seller Party may initiate a claim), (ii) Buyer shall not contact any such present or former customer or vendor of the Business regarding the claim and (iii) Seller shall not be required to provide any such advance written notice if doing so would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege.

8.11Rights to Set-Off. In addition to all other rights and remedies that Buyer and the Buyer Group may have under this Agreement, Buyer and the Buyer Group shall have the right to set-off against any amounts owed to any Seller Party pursuant to this Agreement or the TSA any sums for which it is finally determined that (i) any of the Buyer Group is entitled to indemnification under this Section 8, subject to the limitations set forth in this Section 8 or (ii) Buyer is entitled to under Section 2.6.5.
9.Tax Matters.
9.1Allocation of Purchase Price. The Purchase Price (which solely for Tax purposes shall include the liabilities of Seller that are assumed or deemed to be assumed by Buyer and as otherwise determined for Tax purposes) shall be allocated among the Purchased Assets (“Tax Allocation Statement”). The Tax Allocation Statement is intended to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer shall deliver the Tax Allocation Statement to Seller within a commercially reasonable time following the final determination of the Purchase Price pursuant to Section 2.6. Seller shall notify Buyer of any objections to the Tax Allocation Statement within thirty (30) days after receiving the Tax Allocation Statement. If Seller does not notify Buyer of any objections to the Tax Allocation Statement, within that thirty (30) day period, the Tax Allocation Statement shall be deemed final. If Seller notifies Buyer of an objection to the Tax Allocation Statement by the end of the thirty (30) day period, and Buyer and Seller are unable to resolve their differences within fifteen (15) days thereafter (“Dispute Resolution Period”), then the disputed items on the Tax Allocation Statement (the “Disputed Items”) shall be submitted to the Independent Accountant within five (5) days after the end of the Dispute Resolution Period for resolution with the costs paid 50% by Seller and 50% by Buyer, and the Independent Accountant shall be instructed to deliver a finalized Tax Allocation Statement addressing the Disputed Items as soon as possible. The Independent Accountant will act as an expert (and not an arbitrator) for all purposes of this Agreement and shall have no authority to receive oral testimony, conduct a hearing or conduct any independent investigations. The Independent Accountant shall be bound in all respects and for all purposes by the definitions hereof and shall be limited to determining whether the Disputed Items were determined in accordance with the terms and conditions of this Agreement. The Independent Accountant is not to make any other determination, including with respect to (i) the accuracy of the representations and warranties of any party to this Agreement, or (ii) compliance with any party of its covenants, agreements or obligations herein. Buyer and Seller and their respective Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Tax Allocation Statement as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price (as determined for Tax purposes). None of Buyer, Seller or any of their Affiliates shall take any position (whether in audits, Tax Returns, Tax Proceedings or otherwise) that is inconsistent with the information set forth on the Tax Allocation Statement, unless required to do so by Law. In the event any adjustment is required to be made to the Tax Allocation Statement as a result of an adjustment to the Purchase Price (as determined for Tax purposes) pursuant to this Agreement, Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Tax Allocation Statement reflecting such adjustment. In the event a revised Tax Allocation Statement is required to be prepared, it shall be subject to review and resolution of timely raised disputes in the same manner as the initial Tax Allocation Statement. Notwithstanding anything in this Section 9.1 to the contrary, no Party shall have any obligation to notify any other Party in the event that a Taxing Authority disputes the Tax Allocation Statement (or any part thereof), and each of Buyer, Seller and their respective Affiliates shall be free to manage the conduct of any such dispute or related Tax Proceeding involving its own Taxes, including any compromise or settlement thereof, as it deems appropriate in its sole discretion.

9.2Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.
10.Additional Terms and Provisions.
10.1No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be, and the members of the Buyer Group and the Seller Group, each of which shall be express third-party beneficiaries hereof.
10.2Entire Agreement. This Agreement and the other certificates, instruments, agreements and documents referenced herein (including the schedules and the exhibits), constitute the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede any prior understandings or agreements by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including that certain Process Letter, dated as of May 2, 2024, between Mack Trucks, Inc. and the Owner). As among the Parties hereto, in the event of any inconsistency between the statements in the body of this Agreement and the other certificates, instruments, agreements and documents referenced herein (including the schedules and the exhibits) (other than any exception expressly set forth as such in the Schedules hereto), the statements in the body of this Agreement will control.
10.3Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties (with Seller permitted to act on behalf of all Seller Parties), and any assignment in contravention of the foregoing shall be null and void; provided, however, Buyer may assign this Agreement and its rights and obligations under this Agreement, in whole or in part, without consent, to any of its Subsidiaries or Affiliates or any Person that acquires all or substantially all of the equity or assets of Buyer; provided that any such assignment shall not relieve Buyer from its obligations hereunder. Further, Buyer may assign any of their respective rights, interests or obligations hereunder for collateral security purposes to any lender providing financing to Buyer or its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder.
10.4Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by electronic mail or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.4):

If to Seller or the Owner, to:

Commercial Vehicle Group, Inc. 7800 Walton Parkway New Albany, Ohio 43054
Attention: Aneezal Mohamed, Chief Legal Officer and Secretary Electronic mail: aneezal.mohamed@cvgrp.com with copies (which shall not constitute notice) to:
Dykema Gossett PLLC 39577 Woodward Avenue - Suite 300 Bloomfield Hills, Michigan 48304 Attention: Joseph DeHondt Electronic mail: jdehondt@dykema.com

If to Buyer, to:

Volvo Group North America, LLC 8003 Piedmont Triad Pkwy Greensboro, NC 27409 Attention: Gregory Higgins, SVP General Counsel, & Secretary Electronic mail: gregory.higgins@volvo.com with copies (which shall not constitute notice) to:
Womble Bond Dickinson (US) LLP One West Fourth Street Winston-Salem, NC 27104 Attention: David P. Broughton Electronic mail: David.Broughton@wbd-us.com

Any notice which is delivered personally or by electronic mail in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.
10.5Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
10.6Jurisdiction and Process. ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION. THE PARTIES

IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
10.7Waiver of a Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
10.8Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. By an instrument in writing, Buyer, on the one hand, or Seller and the Owner, on the other hand, may waive compliance by the other with any term or provision hereof that such Party was or is obligated to comply with or perform. A Party’s waiver does not waive any other earlier, concurrent, or later breach or compliance.
10.9Severability; No Waiver. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
10.10Expenses. Unless this Agreement expressly provides otherwise, each Party shall bear any expenses it incurs in connection with the negotiation and consummation of the transactions contemplated by this Agreement.
10.11Full Understanding. Each of the Parties hereby acknowledges and confirms that each such Party has read and understands the entirety of this Agreement, including the representations and warranties, covenants and indemnification obligations contained herein. The Parties negotiated this Agreement at arm’s length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the Parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a Party because that Party (or any of its Representatives) drafted any part of this Agreement.
10.12Construction. In construing this Agreement, including the exhibits and schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, schedules and exhibits refer to the Articles, Sections, schedules and exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) unless the context otherwise requires, all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP consistently applied; (e) no consideration shall be given to the headings of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any schedule or exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; (j) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa; (k) use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise; (l) the phrase “made available” means made available to Buyer without restrictions on access by posting to the virtual data room established in connection with the transactions contemplated by this Agreement prior to 5:00 pm (Eastern Time) on the Business Day immediately prior to the Agreement Date, and (m) whenever the words “ordinary course” or “ordinary course of business” are used in this Agreement they shall be deemed to be followed by the words “consistent with past practice”.
10.13Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
10.14Non-Recourse. Except with respect to the named Parties to this Agreement, no past, present or future incorporator, organizer, manager, member, partner, stockholder, director, officer, employee, representative, agent, Affiliate or attorney of any Party shall have any Liability for any obligations or liabilities of the Parties under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by, any incorporator, organizer, manager, member, partner, stockholder, director, officer, employee, representative, agent, Affiliate or attorney of any Party, and each such Person shall be a third-party beneficiary as described in Section 10.1.
10.15Specific Performance. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the nonbreaching Party may be without an adequate remedy at Law. The Parties agree, therefore, that in the event any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the nonbreaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief (without any requirement to post bond). Each Party agrees that it will not assert that a remedy of specific performance is unenforceable or invalid or otherwise oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.
10.16Attorney-Client Privilege. The Parties acknowledge and agree that all communications prior to the Closing between Seller and the Owner, on the one hand, and Dykema

Gossett PLLC or the legal staff of Seller or the Owner, on the other hand, regarding the evaluation, analysis or negotiation of this Agreement shall remain the sole property of Seller (the “Transaction Related Communications and Documents”), and Seller shall hold attorney-client privilege with respect to all such communications. Buyer shall be entitled to possession of all documents, books, records, agreements and financial data of any sort that are part of the Purchased Assets; provided, however, in no event shall Buyer be provided access to or possession of the Transaction Related Communications and Documents without the prior written consent of Seller, unless Seller is determined to have waived such attorney-client privilege by a court of competent jurisdiction. Within five (5) days following the Closing Date, the Seller Parties shall delete the Transaction Related Communications and Documents from the servers and storage devices and other Books and Records that comprise Purchased Assets.
-Signature Page Follows-

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
BUYER:
SVO, LLC
By: /s/ Stephen Roy
Name: Stephen Roy
Title: President

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
SELLER:
MAYFLOWER VEHICLE SYSTEMS, LLC
By: /s/ James R. Ray
Name: James R. Ray
Title: President

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
OWNER:
COMMERCIAL VEHICLE GROUP, INC.
By: /s/ James R. Ray
Name: James R. Ray
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A
Defined Terms
“Adjustment Calculation” means an amount calculated based upon the Final Adjustment Calculation methodology described in Section 2.6.5.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of Law.
“Alternative Transaction” means any potential alternative transaction involving an acquisition or investment in Seller or the Business, whether structured or contemplated as an acquisition or licensing of all or any material portion of the assets owned or used by Seller or the Business or acquisition of a majority of the equity securities of Seller, whether by equity purchase, merger, consolidation, tender offer, an equity or debt financing or otherwise.
“Assigned Contracts” means the Contracts set forth on Schedule 2.1.5.
“Assumed Liabilities” means all Liabilities of Seller under the Assigned Contracts, but only to the extent such Liabilities (i) first arise after the Closing Date, (ii) were incurred in the ordinary course of business, (iii) do not arise from or relate to any breach by Seller of any representation, warranty, covenant or obligation contained in any such Assigned Contract, and (iv) do not arise from or relate to any event, circumstance, or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any such Assigned Contract.
“Authorizations” means, as to any Person, all licenses, permits, franchises, orders, accreditations, memberships, approvals, concessions, clearances, registrations, qualifications and other authorizations issued or granted to such Person under Law (including any pending applications), by any Governmental Authority or any other Person.
“Base Purchase Price” means $40,000,000.00.
“Books and Records” means business records (in any form or medium), including all books, ledgers, files, reports, plans, records, manuals, sales and credit records, books of account, financial records, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, test records, production records, financing records, and personnel and payroll records; provided that in the case of Seller’s Tax Returns (excluding income Tax Returns) and financial books of account, such term shall mean copies of same. “Books and Records” shall exclude the corporate seals, organizational documents, minute books, income Tax Returns and originals (but not copies) of other Tax Returns, financial books of account, and other records having to do with the corporate organization of Seller.
“Business” means Seller’s business of manufacturing and assembling structured products, including, cabs for medium and heavy-duty vehicles at its facility in Kings Mountain, North Carolina..
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of
    Exhibit A-1

New York are authorized or required by Law or other governmental action to close (excluding closures of physical banking branches so long as banking transactions can occur on such day).
“Buyer Material Adverse Effect” means any event, development, change or effect that, either individually or in the aggregate, is material and adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement, prior to the Outside Date.
“Cash” means, with respect to Seller and as of a given date, any cash on hand, cash in bank or other accounts of Seller, readily marketable securities, and cash-equivalents of any nature as of such date, determined in accordance with GAAP, including all checks and drafts deposited for the account of the Seller that have not yet cleared (provided that such checks or drafts actually clear), less the aggregate amount of all outstanding checks, money orders or similar instruments of the Seller.
“Closing Payment” means an amount equal to (i) the Base Purchase Price, minus (ii) the sum of the Transaction Expenses, minus (iii) the sum of the Payoff Indebtedness of Seller unpaid as of immediately prior to the Closing, as further adjusted pursuant to Section 2.6.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 7, 2024, between Volvo Truck Corporation and the Owner.
“Competing Business” means each and any type of business in which Seller is engaged as of the Closing Date, including each and any type of business described in the definition of “Business”, provided that the business of the Owner and its Affiliates as currently conducted at its location in Concord, North Carolina shall not been deemed to be a Competing Business.
“Consent” means any approval, consent, ratification, novation, waiver, exemption or other authorization.
“Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, including any Government Bid or Government Contract, agreement, permit, license, lease, sublease, purchase order, sales order, arrangement or other commitment, obligation or understanding, express or implied, of any nature whatsoever to which a Person is a party or by which a Person or its assets or properties are bound.
“Contracts for Off the Shelf Software” means non-negotiated Contracts for off-the-shelf commercially available Software that is not incorporated into any Seller Product.
“Copyright” means all copyrights and similar rights recognized worldwide and all issued registrations, applications, renewals and extensions thereof and any and all “moral rights” or rights of attribution as the author of a work.
“Current Assets” means the consolidated current assets of Seller determined in accordance with GAAP.
“Deferred Revenue Obligations” means, without duplication, the sum of deferred revenues, unearned revenues, customer deposits, prepaid support or support billed in advance or any other similar liabilities for payment received in advance for services which have not yet been performed, or goods
    Exhibit A-2

which have not yet been delivered, by Seller or the Business, and as determined in accordance with GAAP.
“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, or “cafeteria plan” within the meaning of Section 125 of the Code, and any other plan, program, policy, agreement, contract or arrangement, whether formal or informal, whether or not set forth in writing, for or under which Seller has any current or potential liability regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, equity options, equity purchases, equity awards, equity ownership, phantom equity, equity appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, paid-time off, group insurance, self-insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.
“Environment” means ambient air, surface water, groundwater, surface and subsurface land and natural resources.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the Environment.
“Environmental Law(s)” means any Law(s), and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Laws” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.
“Environmental Liabilities” means any Liabilities arising under or resulting from any Environmental Laws.
“Equity Interests” means any ownership interests in a Person, including (a) with respect to any Person that is a corporation, any shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock of such Person (b) with respect to any Person that is not a corporation, any general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including
    Exhibit A-3

any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights) and (c) any other rights, warrant, option or instrument to convert into, exchange into or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, under common control with, part of an affiliated service group with, or part of another arrangement that includes, Seller or any ERISA Affiliate of Seller within the meaning of Code Section 414(b), (c), (m) or (o).
“Excluded Liabilities” means, other than the Assumed Liabilities, all Liabilities of Seller or Owner, including all Liabilities of Seller or Owner: (a) for Taxes, including Seller Indemnified Taxes; (b) arising out of or relating to the Excluded Assets; (c) for Indebtedness or Transaction Expenses; (d) arising out of or relating to the Excluded Contracts; (e) arising out of or relating to any Seller Employee Benefit Plan; (f) resulting from any unauthorized access to, or the unauthorized use or disclosure of Personal and Protected Information that is stored, processed, or transmitted by Seller prior to the Closing; (g) for any noncompliance under Environmental Laws or for any Release of Hazardous Materials, in either case arising as a result of events occurring or facts and circumstances arising or existing on or prior to the Closing Date; (h) for intercompany balances or amounts owed by Seller to any of its Affiliates, (i) arising out of or relating to any warranties (including the servicing thereof), representations or guarantees made by Seller or the Business prior to the Closing; (j) arising out of or relating to the Seller’s, Owner’s or the Business’s failure to reasonably mitigate heat within the Owned Real Property in accordance with National Institute for Occupational Safety and Health standards and other requirements of Environmental Law; or (k) otherwise arising out of or relating to Seller’s ownership or operation of the Business or the Purchased Assets prior to the Closing.
“Final Adjustment Calculation” means an amount, which may be positive or negative, equal to (i) the Adjustment Calculation if Buyer does not receive an Objection Notice pursuant to and in accordance with Section 2.6.3, or (ii) otherwise, the amount calculated pursuant to the applicable provisions of Section 2.6.5.
“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Authority; Capacity), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.5.1 (Title to Assets), Section 3.6 (Broker Fees), Section 3.11 (Tax Matters), Section 3.22 (Environmental), Section 4.1 (Organization of Buyer), Section 4.2 (Authorization of Transaction) and Section 4.5 (Broker Fees).
“Fraud” means an actual and intentional fraud (and not negligent or inadvertent fraud) under Delaware law with respect to the making of the representations and warranties in this Agreement.
“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used by the Owner in preparing the Financial Statements.
“Government Bid” means any active proposal or offer, solicited or unsolicited, made by Seller with respect to the Business prior to the Closing Date which, if accepted, would result in a Government Contract. A Government Bid (i) includes any proposal or offer made by Seller with respect to the Business that has been accepted by the offeree but has not resulted in a Government Contract prior to the
    Exhibit A-4

Closing Date, and (ii) does not include any proposal or offer made by Seller with respect to the Business that has been accepted and has resulted in award of a Government Contract prior to the Closing Date.
“Government Contract” means any Contract between Seller, on the one hand, and (i) any Governmental Authority, including any administrative agreement or consent agreement with any Governmental Authority relating to compliance under such Government Contract, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. For the avoidance of doubt, a task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority (including any regulatory, administrative, and self-regulatory authority), department, commission, board or bureau thereof or any federal, state, local or foreign court, arbitrator or tribunal.
“Hazardous Materials” means (a) any toxic or hazardous substance, material, or waste, and any other contaminant or pollutant, whether liquid, solid, semi-solid, sludge or gaseous, including chemicals, compounds, by-products, pesticides, asbestos-containing materials, petroleum or petroleum products, per and polyfluoroalkyl substances, and polychlorinated biphenyls, and any other material or substance, whether waste materials, raw materials or finished products regulated or governed by any Environmental Law; and (b) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.
“Inbound Licenses” means Contracts pursuant to which Seller receives a license to use, a sublicense to use, rights to use or access, rights to resell or distribute, or an assignment or transfer of ownership to Seller of any third-party Intellectual Property Right. The term “Inbound Licenses” includes Contracts meeting this definition that may have been mistakenly issued in the individual name of an officer, employee or principal of Seller where the third-party Intellectual Property Right is used for the benefit of Seller in the conduct of the Business but excludes Contracts for Off the Shelf Software.
“Indebtedness” means, with respect to any Person, without double counting, all Liabilities, contingent or otherwise, as obligor or otherwise, for or with respect to (a) all obligations for borrowed money, including as arising from corporate credit cards, which obligations shall include the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (b) all obligations evidenced by a note, bond or debenture, (c) all obligations for deferred purchase price of any property or services (other than ordinary course trade accounts payable), (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations secured by a purchase money mortgage or other Lien, other than a Permitted Lien, to secure all or part of the purchase price of property subject to such mortgage or Lien, other than a Permitted Lien, (f) all obligations under leases which will have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions to the extent drawn, (h) all obligations secured by Liens, other than Permitted Liens, on property acquired, whether or not such obligations were assumed at the time of acquisition of such property, (i) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (j) the face value of any surety bonds, performance bonds or security
    Exhibit A-5

deposits, (k) breakage or similar costs for interest rate hedges or early termination of any of the obligations of a type reflected above, (l) all obligations of Seller (including paid time off obligations) to the Owner, any director, stockholder, manager, member, officer or employee of Seller or to any Affiliate of the foregoing, (m) all obligations of a type referred to above which are directly or indirectly guaranteed by Seller or which Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (n) any liability that should be recorded on the balance sheet in accordance with GAAP related to the difference between cash rent payments and straight-line expense amounts over the operating lease term (i.e., deferred rent), (o) Deferred Revenue Obligations, (p) any Transaction Bonuses, (q) any current liabilities (including, accounts payable, accrued expenses, and warranty Liabilities) and (r) all other Liabilities, that, in accordance with GAAP, should be reflected in the Financial Statements of Seller as indebtedness. For purposes of this Agreement, Indebtedness includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness.
“Independent Accountant” means PricewaterhouseCoopers LLP or an independent accounting firm of nationally or regionally recognized standing mutually agreed upon by Buyer and Seller with such agreement not to be unreasonably withheld, conditioned or delayed.
“Information Privacy and Security Laws” means all Laws relating in any way to the privacy, security, collection, storage, use, disclosure, retention, transfer or processing of Personal and Protected Information, and all regulations promulgated thereunder, including the Health Insurance Portability and Accountability Act of 1996, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the EU Data Protection Directive (Directive 95/46/EC) and any successor or replacement directive thereof (including the General Data Protection Regulation), state privacy and data security Laws, state health information Laws, state biometric information Laws, state social security and number and driver’s license protection Laws, state data breach notification Laws, state consumer protection Laws, and any Laws concerning minimum security requirements or requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).
“Intellectual Property Rights” are the exclusive rights held by the owner of a Copyright, Patent, Trademark, or trade secret, including (i) the rights to copy, publicly perform, publicly display, distribute, adapt, translate, modify and create derivative works from works of authorship (including Software) ; (ii) the rights to preclude another from using, making, having made, selling, offering to sell, and importing patented subject matter and the right to preclude another from practicing patented methods, (iii) the rights to use and display any Trademarks in association with businesses, products or services as an indication of ownership, origin, affiliation, or sponsorship; (iv) rights in any domain name registration; and (v) the rights to apply for any of the foregoing rights, and all rights in those applications. Intellectual Property Rights also include any and all rights associated with particular information that are granted by Law and that give the owner, independent of contract, exclusive authority to control use or disclosure of the information, including any rights in databases recognized by Law.
“Inventory” shall mean all inventory, merchandise, products and other personal property held or stored for the purposes of, or used in connection with, the Business, including finished goods, parts and equipment, raw materials, packaging supplies and work-in-process.
    Exhibit A-6

“Inventory Value” means the value of the Inventory of Seller and the Business as of the Effective Time, other than Inventory that is an Excluded Asset, determined in accordance with GAAP and in a manner consistent with the methodologies set forth on Schedule 2.6.1.
“Knowledge of Seller,” “to Seller’s Knowledge” and similar phrases mean the actual knowledge of Aneezal Mohamed, Don Fishel, and Russ Ketteringham and the knowledge that such Persons have or would have after reasonable inquiry of individuals employed by Seller responsible for the matter being represented or warranted.
“Law” means any applicable statute, law (including common, statutory, civil, criminal, domestic and foreign law), ordinance, regulation, rule, code (including competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations), Order, legislation, constitution, treaty, convention, judgment, decree, published enforcement policy, or other requirement or rule of law of any Governmental Authority.
“Leased Real Property” means any real property leased, licensed or subleased to or by Seller.
“Liabilities” means any liability or obligation of any kind (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or indeterminable, disputed or undisputed, liquidated or unliquidated, joint or several, secured or unsecured, vested or unvested, and whether due or to become due, regardless of when asserted, and whether or not the same is required to be reflected on financial statements.
“Lien” means security interests, mortgages, liens, licenses, pledges, charges, easements, encroachments, reservations, restrictions, including contractual, claims, clouds, servitudes, rights of way, options, rights of first refusal or options, community or other marital property interests, equitable interests, trust or similar restriction, restrictions of any kind, including, any voting or other transfer restrictions, receipt of income or exercise of any other attribute of ownership restrictions, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances of any nature whatsoever or any other statutory liens or trusts that are created under any other Law, whether recorded, unrecorded, or inchoate.
“Losses” or “Loss” means any and all losses (including a diminution in value of assets and lost profits), Liabilities, damages, claims, awards, judgments, Tax deficiencies, Taxes, settlements, fines, penalties, assessments, costs and expenses (including the reasonable costs of investigation, remediation and professional fees, including those of attorneys, consultants and experts, any applicable state or local filing fees or organizational fees, and expenses paid in connection with the foregoing) whether or not foreseeable; provided, that, except as awarded by a competent tribunal to a third party in connection with Third Party Claims, “Loss” or “Losses” will not include any punitive, exemplary or special damages.
“Material Adverse Effect” means any event, development, change or effect that, either individually or in the aggregate, is material and adverse to (a) the ability of Seller to consummate the transactions contemplated by this Agreement, prior to the Outside Date or (b) the business, operations, assets, liabilities or condition (financial or otherwise) of Seller; provided that a “Material Adverse Effect” pursuant to this clause (b) shall not be deemed to include any event, circumstance, development, change, condition or effect to the extent resulting from (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Seller operates, (iii) general national or international political or social conditions, including any outbreak or escalation of war or terrorism, (iv) general financial, banking or securities market conditions (including any disruption thereof), (v) acts of God, pandemic, epidemic, disease, health emergency, sabotage, war (whether or not declared), armed hostilities, or the escalation or
    Exhibit A-7

worsening thereof, to the extent the same do not result in the destruction, in whole or in part, of the Seller Real Property, (vi) changes after the date hereof in GAAP or applicable Laws, (vii) the announcement of this Agreement or the other transactions contemplated hereby, (provided that this clause (vii) shall not apply to any representation or warranty the purpose of which is to address the consequences resulting from the execution, delivery or announcement of this Agreement or the consummation of the transactions contemplated hereby, or to any condition set forth in Section 6.2 to the extent it relates to such representation or warranty), or (viii) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period following the Agreement Date (it being understood that, subject to the other clauses of this proviso, the events, developments, changes or effects underlying any such failure will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) (ix) any matters that result from (A) any action or omission taken by Buyer or (B) any action or omission taken by any Seller Party that is expressly contemplated or required by this Agreement; provided, further, that any event, development, change or effect referred to in any of clauses (i), (ii), (iii), (iv) and (v) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be reasonably expected to occur if such event, development, change or effect disproportionately affects Seller or the Business, as compared to companies in a similar industry in which such party operates.
“Material Contracts” means, collectively, the (a) the Realty Leases, (b) the Inbound Licenses, (c) and (c) the Contracts listed or required to be listed on Schedule 3.14.1.
“Material Customers” means, for each of the current year (as of the Agreement Date) and the previous two (2) fiscal (or, if applicable, calendar) years, the top twenty (20) largest customers of Seller as measured by gross revenue.
“Material Vendors” means, for each of the current year (as of the Agreement Date) and the previous two (2) fiscal (or, if applicable, calendar) years, the top twenty (20) vendors of Seller as measured by purchases.
“Non-Competition Territory” means any geographic area within a 100-mile radius around Kings Mountain, North Carolina.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Order” means judgments, rulings, writs, decrees, compliance agreements, injunctions or judicial or administrative or arbitral orders or awards and legally binding determinations of any Governmental Authority, including any arbitrator.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, shareholders agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Owned Real Property” means any real property owned by Seller and used in the Business.
“Owned Seller IP” means all works of authorship (including Software), inventions, trade secrets, know-how, Trademarks and Intellectual Property Rights owned by or to which Seller holds or purports to hold title, including, all Registered IP.
    Exhibit A-8

“Patent” means all patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, reexaminations, renewals and extensions thereof), patent applications, patent disclosures and other patent rights.
“Payoff Indebtedness” means Indebtedness of any type set forth in clauses (a) through (h) and (r) of the definition thereof.
“Performance Claims” means any claims arising out of or related to the timing and quantity of cabs required to be delivered under the Supply Agreement. For the avoidance of doubt, “Performance Claims” shall not include any Warranty Claims.
“Permitted Lien” means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith and for which adequate reserves have been reflected in the Financial Statements, (ii) mechanic’s, materialman’s and other encumbrances for work, labor, materials or supplies incurred in the ordinary course of business and which are not delinquent, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, provided that this item (iii) shall not be deemed a Permitted Lien for purposes of Owned Real Property, (iv) generally applicable zoning, building, land use and other similar laws, rules or regulations regulating the use or occupancy of the property or the activities conducted thereon that do not prevent or impair the current use or occupancy of the property or the current operation of the business thereon or the value thereof (v) covenants, conditions, restrictions, easements or other encumbrances (other than monetary liens caused by Seller) of record that do not prevent or impair the current use or occupancy of the property or the current operation of the business thereon or the value thereof; and (vi) any Liens placed on the property by or through Buyer.
“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.
“Personal and Protected Information” means any information or data, in any form, that: (i) is regulated by Laws or that is or was collected, used, disclosed, processed, or retained by or on behalf of Seller, including information regarding the Business’s customers, suppliers, employees, and agents, that identifies, relates to, describes, is reasonably capable of being associated with, or could be reasonably linked, directly or indirectly, with a particular individual person, including an individual’s real name or alias, mailing or shipping address, email address, telephone number, unique personal identifier, online identifier, Internet Protocol address, age, gender, social security number, account number, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, or credit information; (ii) is governed, regulated or protected by one or more Information Privacy and Security Laws; (iii) is governed, regulated or protected by PCI DSS; (iv) Seller received from or on behalf of a customer of Seller; or (v) is subject to a privacy, data security or confidentiality obligation.
“Pre-Closing Taxes” means Taxes relating to the Business, the Purchased Assets, Seller, or any Seller Party which were owing or otherwise accrued on or prior to the Closing.
“Proceeding” means audits, examinations, actions, suits, claims, demands, charges, complaints, litigation, reviews, hearings, inquiries, and investigations and legal, administrative or arbitration proceedings (whether civil or criminal, and including trademark oppositions and cancellation actions), ruling requests, voluntary disclosures, audits, offers in compromise, in each case whether brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
    Exhibit A-9

“Real Property” means the real property owned, leased or subleased by Seller, together with all buildings, structures and facilities located thereon.
“Registered IP” means all U.S., international, or foreign (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) domain name registrations and websites (including social media accounts), and (v) all other Intellectual Property Rights in each case, that are registered, filed or issued under the authority of, with or by, any Governmental Authority or applicable third party registrar or social media platform, and including any pending applications therefor that are owned or purported to be owned by Seller.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, escaping, dumping, disposing, discharging, dispersal, or leaching of Hazardous Materials (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials) into the Environment, including any movement or migration of Hazardous Materials through air, surface water, soil or groundwater.
“Remedial Action” means, to the extent required by Environmental Law or by a Governmental Authority pursuant to Environmental Law, action to clean up soil, surface water, sediments, soil vapor or groundwater (including drinking water) in response to a Release, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; actions to comply with and maintain institutional or engineering controls and for any post-closure care; and preparation of all reports, studies, analyses or other documents relating to the foregoing. “Remedial Action” also refers to any judicial, administrative or other proceeding relating to any of the foregoing, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person other than Buyer or its Affiliates, whether such claims are equitable or legal in nature, relating to the clean-up of the Environment in response to a Release.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, independent contractors, subcontractors, financial advisors, counsel, accountants and other agents of such Person.
“Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at https://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Seller Employee Benefit Plan” means all of the Employee Benefit Plans which Seller, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or with respect to which Seller has or could reasonably be expected to have any Liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of one or more present or former employees or Independent Contractors (including, if applicable, directors and managers) of the Business or any predecessor of the Business or any of their dependents or beneficiaries.
    Exhibit A-10

“Seller Indemnified Taxes” means (i) any Taxes imposed (x) on a Seller Party or any of their Affiliates or (y) on a Seller Party with respect to Tax periods ending on, after or prior to the Closing Date; (ii) Pre-Closing Taxes or Successor Taxes; (iii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Seller Party (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulations; (iv) any Taxes of any Person (other than Seller) imposed on a Seller Party as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (v) any Taxes imposed on, or paid by, Buyer, its Affiliates or a Seller Party as a result of any breach of a representation or warranty by any Seller Party under Section 3.11; (vi) any Losses incurred by Buyer, its Affiliates or a Seller Party attributable to any breach by any Seller Party of any covenant in Section 9; and (vii) the Seller Parties’ liability for Transfer Taxes pursuant to Section 5.11.
“Seller IP” means (i) Owned Seller IP and (ii) Intellectual Property Rights owned by third parties to which Seller has access under Inbound Licenses.
“Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of Seller, including any policy relating to: (a) the Personal and Protected Information of users of any web page or website owned or operated by Seller, including Seller’s web pages on a third party social media platform; (b) the collection, storage, disclosure, and transfer of any Personal and Protected Information; and (c) any employee information.
“Seller Products” means products or services that are as of the date of this Agreement, manufactured, sold, distributed or, in the case of services, performed, by or on behalf of Seller and all products or services currently under development by Seller, or which Seller is contractually obligated to develop.
“Seller Real Property” means collectively, the Owned Real Property and the Leased Real Property.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, templates, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities (including securities exercisable for such equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors (or any equivalent governing body).
“Supply Agreement” means solely as it relates to the Business, the Framework Agreement for Delivery to Volvo between Owner and Aktiebolaget Volvo, including all appendices thereto and purchase orders issued thereunder, as amended, supplemented or otherwise modified. For the avoidance of doubt, to the extent the Supply Agreement relates to business arrangements of the Parties (or their Affiliates) unrelated to the Business, such other arrangements shall not be included in the definition of “Supply Agreement”.
“Successor Tax” means any Pre-Closing Tax that is transferred to Buyer as a result of Buyer entering into this Agreement or Buyer’s purchase of the Purchased Assets, whether by succession, contract, or otherwise by operation of applicable successor liability Law, including under Treasury Regulations Section 1.1502-6 (or any similar provision of Law).
    Exhibit A-11

“Tangible Assets” means, with respect to a Person, all of the tangible assets owned by such Person, including all office, warehouse, manufacturing, and other equipment, vehicles, furniture, fixtures, supplies, hardware, software and Inventory.
“Target Inventory Value” means $4,500,000.00.
“Tax” or “Taxes” means (a) any foreign, federal, state, national, provincial or local income, earnings, profits, estimated, gross receipts, franchise, capital gains, capital stock, net worth, margin, OTC, accommodations, rental, sales, compensating use, goods and services, value added, occupancy, general property, real property, personal property, intangible property, transfer, license, fuel, excise, escheat, unclaimed property (regardless of whether such escheat or unclaimed property is considered a tax under Law), employment, payroll, withholding (including under Section 409A of the Code), unemployment compensation, social security, retirement, environmental, alternative or add-on minimum, base erosion (including any taxes imposed under Section 59A of the Code) or other tax of any nature, or any levies, imposts, duties (including customs duties) or assessments of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; (c) any deficiency, interest, penalties, additions to tax or additional amounts imposed with respect to any of the foregoing (or for the failure to file a Tax Return or a correct and complete Tax Return), or (d) any liability for Taxes of another Person, whether by Contract or by Law, as a transferee or successor to another Person, or otherwise.
“Tax Determination” means a final determination of Tax Liability as the result of a Tax Settlement Agreement or a Tax Proceeding.
“Tax Exemption Certificate” means, as to a given customer entity and with respect to each such customer entity’s purchasing business locations, a properly-executed blanket Tax exemption certificate, non-taxable transaction certificate, gross receipts deduction filing, or similar documentation which, in either case, is legally sufficient, under Law, to establish such customer’s original and ongoing entitlement to purchase Business products and services for each such location without payment by such customer of, and without any vendor collection or remittance obligation with respect to, OTC, accommodations, rental, gross receipts, sales, compensating use, and similar indirect Taxes, from the inception of the customer relationship with Seller.
“Tax Proceeding” means a Proceeding relating to Taxes.
“Tax Returns” means all returns and reports (including any Reports of Foreign Bank and Financial Accounts (FBARs)), amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates (including Tax Exemption Certificates) or other documents required to be filed or submitted to any Taxing Authority, or to be obtained, delivered, or retained, with respect to the exemption, determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax, including Tax Exemption Certificates.
“Tax Settlement Agreement” means, with respect to any particular Governmental Authority, a written determination or agreement relating to Seller by or with a Governmental Authority (including a Taxing Authority), in the form of a ruling, amnesty filing, closing agreement, accepted offer in compromise, voluntary disclosure agreement, or similar legally definitive documentation, resolving liability for Taxes.
    Exhibit A-12

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
“Territory” means the following geographic areas: (i) 100-mile radius around each office or facility of each customer to which Seller sells products or services, (ii) each state of the United States in which any of Seller’s customers conducts business, (iii) the State of North Carolina, (iv) the United States of America, (v) North America, (vi) South America and Europe and (vii) worldwide.
“Title Company” means Chicago Title Insurance Company or other title company designated by Buyer.
“Trademarks” means all trade names, logos, trademarks, trade dress, service marks, trademark rights (including common law trademark rights) and other source identifiers , and all registrations and applications for registration of the foregoing, and equivalents of the foregoing throughout the world.
“Transaction Bonuses” means, to the extent existing as a Liability of Seller at or immediately prior to the Closing, any transaction bonuses, success fees, outstanding severance payments to terminated employees, change of control payments, amounts earned, accrued and payable to employees of Seller under any long-term incentive plan or similar arrangement, and any other amounts earned, payable and unpaid at Closing (and not otherwise irrevocably waived or forfeited) to any employee or service provider of Seller in connection with the transactions contemplated by this Agreement (including, in all cases, Seller’s portion of any payroll Taxes associated with such amounts).
“Transaction Expenses” means all fees, costs, charges, expenses and obligations accrued but unpaid as of immediately prior to the Closing that are incurred by Seller or the Owner in contemplation of, in connection with or relating to the preparation for, and consummation of, the transactions contemplated by this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby, including (a) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the transactions contemplated hereby and thereby (including any due diligence review of Seller) and (b) financial advisory and professional services provided by Seller and Seller’s bankers, counsel, brokers, consultants, accountants, advisors (financial or otherwise), agents and Representatives provided that “Transaction Expenses” shall not include any Transfer Tax or Successor Tax, nor any amounts payable by Seller or the Owner with respect to Liens to be released prior to or at Closing. “Transaction Expenses” shall also include (i) the base title insurance premium for the Title Policy (excluding the cost of any endorsements or special coverages) and any search and examination fees in connection with any commitments related thereto and (ii) 50% of any, escrow fees, or other fees or expenses of the Title Company.
“Transfer Tax” means any stamp duty, documentary, sales, use, registration, value added, or excise Tax, real estate transfer or other transfer Taxes, conveyance fees, recording charges or Taxes, fees or charges of a similar nature imposed by any Taxing Authority upon Buyer, the Business, or the Purchased Assets, in each case by reason of the Closing on the purchase and sale of the Purchased Assets, or any Tax that becomes a Lien on the Purchased Assets in connection with the transactions contemplated by this Agreement, and including any interest, penalties or additions to Tax that become payable with respect to any such Tax, fees or charges; provided that “Transfer Tax” shall not include any Successor Tax.
    Exhibit A-13

“Treasury Regulations” means the income tax Treasury Regulations promulgated under the Code, as the same may be amended from time to time.
“Warranty Claims” means claims arising out of or related to the quality or condition of products pursuant to the Supply Agreement (including, product warranty claims, recall claims, product defect claims, and products liability claims). For the avoidance of doubt, “Warranty Claims” shall not include any Performance Claims.
“Willful Breach” means a breach, or a failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge and intent that the taking of such act or failure to take such action would cause a breach of this Agreement.
Each of the following terms has the meaning ascribed to such term in the Section set forth opposite such term:

TERM	SECTION
“Adjustment Calculation Disputed Items”	2.6.4
“Agreement”	Preamble
“Agreement Date”	Preamble
“Assignment and Assumption Agreement”	2.8.1(b)
“Basket”	8.5.1
“Bill of Sale”	2.8.1(a)
“Buyer”	Preamble
“Buyer Employee”	5.4.1
“Buyer Claims”	5.7.2
“Buyer Excluded Claims”	5.7.2
“Buyer Released Parties”	5.7.1
“Buyer Releasing Parties”	5.7.2
“Buyer Group”	8.1
“Ceiling”	8.5.2
“Closing”	2.7
“Closing Date”	2.7
“Closing Inventory Statement”	2.6.2
“Confidential Information”	5.5.1
“Debtor Relief Laws”	3.2
“Defense Conditions”	8.3.2
“Dispute Resolution Period”	9.1
“Disputed Items”	9.1
“Estimated Inventory Statement”	2.6.1
“Estimated Inventory Value”	2.6.1
“Excluded Assets”	2.2
“Excluded Contracts”	2.2.1
“Financial Statements”	3.7.1
“Flow of Funds Statement”	2.8.1(t)
“Hire Date”	5.4.1
“Indemnification Matter”	8.3
“Indemnification Notice”	8.3.1
    Exhibit A-14

“Indemnitee”	8.3
“Indemnitor”	8.3
“Independent Contractors”	3.18.1
“Information Technology”	3.23.1
“IP Assignment”	2.8.1(c)
“Latest Balance Sheet”	3.7.1(a)
“Lease Assignment”	2.8.1(e)
“Letter Agreement”	2.8.1(s)
“Objection Notice”	2.6.3
“Other Business Assets”	5.8
“Outside Date”	7.1.1
“Owner”	Preamble
“Party”	Preamble
“PCI DSS”	3.23.3
“Privacy and Security Requirements”	3.23.3
“Processing”	3.23.3
“Purchase Price”	2.5
“Purchased Assets”	2.1
“Realty Leases”	3.12.2
“Requested Information”	2.6.4
“Restricted Period”	5.6.1
“Seller”	Preamble
“Seller Claims”	5.7.1
“Seller Databases”	3.23.6
“Seller Excluded Claims”	5.7.1
“Seller Group”	8.2
“Seller Party”	Preamble
“Seller Released Parties”	5.7.2
“Seller Releasing Parties”	5.7.1
“Tax Allocation Statement”	9.1
“Third Party Claim”	8.3.2
“Title Policy”	2.8.1(i)
“Transaction Related Communications and Documents”	10.16
“TSA”	2.8.1(f)
“WARN Act”	3.18.12
    Exhibit A-15

EXHIBIT B
Bill of Sale

(attached)
    Exhibit B

EXHIBIT C
Assignment and Assumption Agreement

(attached)
    Exhibit C

EXHIBIT D
IP Assignment

(attached)
    Exhibit D